Exhibit 10.23

LOAN AGREEMENT

between

JP-KBS RICHARDSON HOLDINGS, LLC

as Borrower

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Lender

November 18, 2011

i

	ARTICLE 13
	LIMITATIONS ON LIABILITY

Section 13.1	Limitation on Liability	45
Section 13.2	Limitation on Liability of Lender’s Officers, Employees, Etc.	46

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	LEGAL DESCRIPTION OF PROJECTS
Exhibit B	—	BUDGET
Exhibit C	—	ALLOCATED LOAN BALANCES
Exhibit D	—	LEASING GUIDELINES
Schedule 2.1	—	ADVANCE CONDITIONS
Schedule 2.3(d)	—	MAKE WHOLE BREAKAGE AMOUNT
Schedule 2.4	—	CAPITAL IMPROVEMENTS RESERVE
Schedule 4.1	—	ORGANIZATIONAL MATTERS

v

LIST OF DEFINED TERMS

Page No.

Affiliate	1
Agreement	1
Allocated Loan Balance	1
Anti-Money Laundering Laws	1
Assignment of Distributions	2
Assignment of Management Agreements	2
Assignment of Rents and Leases	2
Bank Secrecy Act	2
Bankruptcy Party	36
Borrower	1
Borrower Party	2
Budget	2
Business Day	2
Capital Expenditures Budget	1
Capital Improvements Costs	2
Capital Improvements Holdback	2
Capital Improvements Reserve	1
Cash on Cash Return	2
Certified Rent Roll	28
Closing Date	2
Collateral	2
Contract Rate	2
Debt	3
Debt Service	3
Debt Service Coverage	3
Default Rate	3
Environmental Laws	3
ERISA	20
Eurodollar Business Day	5
Exit Fee	3
Extension Request	12
Financial Institution	4
Fixed Portion	10
Fixed Rate	4
Fixed Rate Conversion Date	11
Greenway I LLC	8
Greenway I Project	7
Greenway II LLC	8
Greenway II Project	7
Greenway III LLC	8
Greenway III Project	7
Hazardous Materials	4
Holdback Contract Rate	4

Holdbacks	4
Initial Advance	10
Initial Funding Contract Rate	4
Interest Holdback	4
Interest Holder	31
Interest Period	4
Joinder	1
Joinder Parties	1
Joinder Party	4
Leasing Costs	4
Leasing Costs Holdback	4
Leasing Guidelines	5
Lender	1
Lender’s Quote	10
Libor Rate	5
Lien	5
Loan	5
Loan Documents	5
Loan Year	5
Lockout Period	13
Make Whole Breakage Amount	1
Maturity Date	5
Mortgage	6
Mortgaged Property	2
Net Cash Flow	6
Note	6
NPROL	6
OFAC	6
Operating Expenses	6
Operating Revenues	7
Palisades I LLC	8
Palisades I Project	7
Palisades II LLC	8
Palisades II Project	7
Palisades III Land	7
Palisades III LLC	8
Partial Release	14
Patriot Act	7
Person	7
Potential Default	7
Prepayment Period	13
Process Agent	2
Project	7
Project Owners	8
Projects	7
Restoration Threshold	8

Single Purpose Entity	8
Site Assessment	8
Specially Designated National and Blocked Persons	8
Standard Adjustments	9
TARA	9
Transfer	30
U.S. Person	10
UCC	9
Underwritten NOI	9
Underwritten Operating Expenses	9
Underwritten Operating Revenues	10

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of November 18, 2011, between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), and JP-KBS RICHARDSON HOLDINGS, LLC, a Delaware limited liability company (“Borrower”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1       Certain Definitions.    As used herein, the following terms have the meanings indicated:

“Affiliate” means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Each Borrower Party shall be deemed to be an Affiliate of Borrower.

“Agreement” means this Loan Agreement.

“Allocated Loan Balance” means, for each Project, the portion of the principal balance of the Loan allocated to such Project, as may be increased from time to time by the amount of advances made for such Project or such Project’s proportionate amount of other advances. The initial Allocated Loan Balance for each Project is specified in Exhibit C attached hereto and made a part hereof.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Assignment of Distributions” means the Assignment of Limited Liability Company Distributions executed by JP-Richardson, LLC in favor of Lender, assigning to Lender certain distributions by Borrower to JP-Richardson, LLC under the Limited Liability Company Agreement creating and governing Borrower.

“Assignment of Management Agreement” means that Assignment and Subordination of Management Agreement among Lender, Borrower and Sooner National Property Management, L.P., assigning to Lender the property management agreement for the operation of the Projects.

“Assignment of Rents and Leases” means the Assignment of Rents and Leases, executed by Borrower for the benefit of Lender, and pertaining to leases of space in the Projects.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.

“Borrower Party” means any Joinder Party, any Guarantor and any managing member in Borrower, at any level, but specifically does not include the co-managing member, KBS SOR Richardson Portfolio JV, LLC.

“Budget” means the budget attached as Exhibit B showing total costs relating to the subject transaction, use of the initial advance of the Loan, and amounts allocated for future advances (if any).

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.

“Capital Improvements Costs” means costs of capital improvements to the Projects approved by Lender, including, as approved by Lender, improvements to unleased space in the Projects constructed on a speculative basis for prospective tenants.

“Capital Improvements Holdback” means the amount of $4,500,000 held back from the Initial Advance for Capital Improvements Costs.

“Cash on Cash Return” means, as of any date, the ratio, expressed as a percentage, of (a) annualized Underwritten NOI as of such date, to (b) the sum of the outstanding principal balance of the Loan and any unadvanced funds under this Agreement as of such date.

“Closing Date” means the date on which Lender makes the initial advance of Loan proceeds.

“Collateral” means the Projects and all other “Mortgaged Property” described in the Mortgage, and any other property that at any time secures the Loan or any portion thereof.

“Contract Rate” means the Initial Funding Contract Rate, the Holdback Contract Rate, or the Fixed Contract Rate, as applicable.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the aggregate interest, fixed principal, and other payments due under the Loan (and under any other permitted Debt relating to the Projects expressly approved by Lender) for the period of time for which calculated. The foregoing calculation shall exclude payments applied to (a) escrows or reserves required by Lender and (b) Lender’s participation interest.

“Debt Service Coverage” means, for the period of time for which calculation is being made, the ratio of annualized Underwritten NOI to annualized Debt Service.

“Default Rate” means the lesser of (a) the maximum per annum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of each applicable Contract Rate.

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (a) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

“Event of Default” has the meaning assigned in Article 10.

“Exit Fee” means a fee in the amount of one percent (1.0%) of the principal balance of the Loan, payable (a) upon any prepayment of the Loan, in the amount of one percent (1.0%) of the amount of principal that is then paid, and (b) upon the Maturity Date or upon the acceleration of the maturity of the Loan, in the amount of one percent (1.0%) of the then actual principal balance of the Loan.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. Section 5312, as periodically amended.

“Fixed Portion” has the meaning assigned in Section 2.2(c).

“Fixed Rate” means, as of any Fixed Rate Conversion Date, a rate of interest that is a fixed (i.e., not a variable) interest rate and that will be applicable to a Fixed Portion of the Loan through the initial Maturity Date.

“Fixed Rate Conversion Date” has the meaning assigned in Section 2.2(c).

“Holdbacks” means the Capital Improvements Holdback, the Leasing Costs Holdback, and the Interest Holdback.

“Holdback Contract Rate” means a rate of interest equal to the greater of (a) the Libor Rate plus four percent (4.0%) per annum, and (b) six and one-quarter percent (6.25%) per annum.

“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, or (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

“Initial Advance” shall have the meaning assigned to such term in Section 2.1.

“Initial Funding Contract Rate” means an interest rate equal to six and one-quarter percent (6.25%) per annum.

“Interest Holdback” the amount of $500,000 held back from the Initial Advance for payment of accrued but unpaid interest on the Loan.

“Interest Holder” has the meaning assigned in Section 8.1.

“Interest Period” means the period during which any designated Libor Rate is in effect.

“Joinder Party” means the Persons, if any, executing the Joinder hereto.

“Leasing Costs” means costs of tenant improvements and leasing commissions for leases of space in the Projects that have been approved by Lender.

“Leasing Costs Holdback” means the amount of $11,575,000 held back from the Initial Advance for payment of Leasing Costs.

“Leasing Guidelines” means the initial leasing guidelines attached hereto as Exhibit D and made a part hereof, as amended from time to time by notice from Lender to Borrower.

“Libor Rate” means, for each Interest Period, the British Bankers Association LIBOR Rate (rounded upward to the nearest one-sixteenth of one percent) listed on Reuters Screen LIBOR01 Page for U.S. Dollar deposits with a designated maturity of three (3) months determined as of 11:00 a.m. London Time on the second (2nd) full Eurodollar Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day in which event the next succeeding Eurodollar Business Day which is also a Business Day will be used). If Reuters (i) publishes more than one (1) such Libor Rate, the average of such rates shall apply, or (ii) ceases to publish the Libor Rate, then the Libor Rate shall be determined from such substitute financial reporting service as Lender in its discretion shall determine. The term “Eurodollar Business Day”, shall mean any day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“Lien” means any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Collateral.

“Loan” means the loan to be made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents.

“Loan Documents” means: (a) this Agreement, (b) the Note, (c) the Mortgage, (d) the Assignment of Rents and Leases, (e) the Assignment of Distributions, (f) the Assignment of Management Agreement, (g) UCC financing statements, (h) such assignments of management agreements, contracts and other rights as may be required by Lender, (i) any letter of credit provided to Lender in connection with the Loan, (j) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (k) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Loan Year” means the period between the Closing Date and November 30, 2012 for the first Loan Year and the period between each succeeding December 1 and November 30 until the Maturity Date.

“Lockout Period” has the meaning assigned in Section 2.3(d).

“Make Whole Breakage Amount” has the meaning assigned in Schedule 2.3(d).

“Maturity Date” means the earlier of (a) November 30, 2015, as such date may possibly be extended as provided in Section 2.3(b), or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Mortgage” means, collectively, the Deed of Trust, Security Agreement and Fixture Filing executed by Borrower in favor of Lender, covering the Projects.

“Net Cash Flow” means, for any period, the amount by which Operating Revenues exceed the sum of (a) Operating Expenses, (b) Debt Service paid during such period, (c) capital expenditures, tenant improvement costs and leasing commissions, each approved by Lender and paid by Borrower during such period, and (d) any actual payment into impounds, escrows, or reserves required by Lender, except to the extent that any such payment is already included within the definition of Operating Expenses. No deduction for capital expenditures shall be made until such expenditure is actually paid by Borrower or the reserve amount is actually deposited with Lender. In addition, Net Cash Flow shall be increased by any (i) proceeds withdrawn from reserves and impounds funded out of Operating Revenues to the extent such proceeds are not applied to Operating Expenses, and (ii) proceeds of any loans (other than the Loan and any refinancing of the Loan) obtained by Borrower after the date hereof which are secured by the Project (less only reasonable and customary expenses incurred in procuring and closing such loan and actually paid in cash to Persons other than Borrower or any Affiliate and without implying any consent of Lender to the granting of any security for any such loans).

“Note” means the Promissory Note of even date, in the stated principal amount of $46,100,000, executed by Borrower, and payable to the order of Lender in evidence of the Loan.

“NPROL” means a Notice to Pay Rents other than Landlord, in the form prescribed in Section 64.056 of TARA or in any other form satisfying the requirements of Section 64.055(a) of TARA.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Operating Expenses” means, for any period, all reasonable and necessary expenses of operating the Projects in the ordinary course of business which are paid in cash by Borrower during such period and which are directly associated with and fairly allocable to the Projects for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, regularly scheduled tax impounds paid to Lender, maintenance costs, management fees and costs not to exceed three percent (3%) of Operating Revenues, wages, salaries, personnel expenses, accounting, legal and other professional fees, fees and other expenses incurred by Lender and reimbursed by Borrower under the Loan Documents and deposits to any capital replacement, leasing or other reserves required by Lender. Operating Expenses shall exclude Debt Service, capital expenditures, tenant improvement costs, leasing commissions, any of the foregoing operating expenses which are paid from deposits to cash reserves and such deposits were previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, and any non-cash charges such as depreciation and amortization. Any management fee or other expense payable to Borrower or to an Affiliate of Borrower shall be included as an Operating Expense only with Lender’s prior approval. Operating Expenses shall not include federal, state or local income taxes.

“Operating Revenues” means, for any period, all cash receipts of Borrower during such period from operation of the Projects or otherwise arising in respect of the Projects after the date hereof which are properly allocable to the Projects for the applicable period, including receipts from leases and parking agreements, concession fees and charges, other miscellaneous operating revenues and proceeds from rental or business interruption insurance, but excluding security deposits and earnest money deposits until they are forfeited by the depositor, advance rentals until they are earned, and proceeds from a sale or other disposition.

“Patriot Act” means the USA PATRIOT Act of 2001, Pub. L. No. 107 56.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Potential Default” means the continued failure of Borrower to comply with the agreements, covenants and provisions described in Section 10.4 of this Agreement after notice thereof by Lender to Borrower but before the expiration of any period for Borrower to cure such failure under Section 10.4, or the commencement of an involuntary proceeding against Borrower as described in Section 10.7.

“Projects” means, collectively, the following commercial office building projects, each of which is individually defined as follows:

Greenway I (2150 Lakeside Blvd.) (“Greenway I Project”)	51,920 square feet
Greenway II (2400 Lakeside Blvd.) (“Greenway II Project”)	154,329 square feet
Greenway III (2100 Lakeside Blvd.) (“Greenway III Project”)	97,784 square feet
Palisades I (2425 North Central) (“Palisades I Project”)	180,503 square feet
Palisades II (2435 North Central) (“Palisades II Project”)	242,382 square feet
Palisades III (“Palisades III Land”)	(43.0408 acres)
TOTAL	723,918 square feet (improved space)

each as located at or on the respective parcel of real property described in Exhibit A and made a part hereof, together with parking and all related facilities, amenities, fixtures, and personal property and any improvements now or hereafter located therein, and “Project” shall mean and refer to any of the Projects.

“Project Owners” means the single-member, wholly-owned limited liability company subsidiaries of Borrower, each of which shall take title to a Project in a conveyance from Borrower and shall assume the indebtedness and obligations of Borrower under this Agreement and the other Loan Documents. Each of the Project Owners is further defined as follows:

“Greenway I LLC” means JP-Greenway I, LLC, as the owner of the Greenway I Project.

“Greenway II LLC” means JP-Greenway II, LLC, as the owner of the Greenway II Project.

“Greenway III LLC” means JP-Greenway III, LLC, as the owner of the Greenway III Project.

“Palisades I LLC” means JP-Palisades I, LLC, as the owner of the Palisades I Project.

“Palisades II LLC” means JP-Palisades II, LLC, as the owner of the Palisades II Project.

“Palisades III LLC” means JP-Palisades III, LLC, as the owner of the Palisades III Land.

“Restoration Threshold” means, as of any date, the lesser of (a) two and one-half percent (2.5%) of the replacement value of the improvements at the Project as of such date, and (b) $500,000.

“Single Purpose Entity” shall mean a Person (other than an individual, a government, or any agency or political subdivision thereof), which exists solely for the purpose of owning the Project, conducts business only in its own name, does not engage in any business or have any assets unrelated to the Projects, does not have any indebtedness other than as permitted by this Agreement, has its own separate books, records, and accounts (with no commingling of assets), holds itself out as being a Person separate and apart from any other Person, and observes corporate and partnership formalities independent of any other entity, and which otherwise constitutes a single purpose, bankruptcy remote entity as determined by Lender.

“Site Assessment” means an environmental engineering report for each Project prepared by an engineer engaged by Lender at Borrower’s expense, and in a manner satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about such Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E 1527-05 (or any successor thereto published by ASTM) and other good customary and commercial practice.

“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“Standard Adjustments” means the following assumptions to be made when calculating Underwritten NOI: (a) an occupancy equal to the lesser of the Projects’ actual portfolio occupancy or a ninety-five percent (95%) occupancy; (b) capital reserves of $0.10 per gross square foot; (c) a management fee equal to the greater of the Projects’ actual management fees or three percent (3%) of Operating Revenues; (d) Operating Revenues excluding (i) non-recurring categories of income, and (ii) revenue from tenants (A) that are not physically occupying their leased premises, (B) that are in monetary default of their rental obligations for more than 30 days, (C) that are under month-to-month tenancies, (D) with leases that expire within three months following the date of calculation, and (E) who are the subject of any voluntary or involuntary bankruptcy, insolvency, liquidation, reorganization or similar proceeding, unless such bankruptcy is filed under Chapter 11 of the Bankruptcy Code and the tenant has expressly assumed such lease in the bankruptcy proceeding, and for any lease that includes free rent periods, taking into account on a monthly basis the total rent payable over the term of the lease divided by the total number of months in the lease (including months in which no rent is payable); and (e) Operating Expenses calculated on a trailing twelve-month basis, as adjusted by Lender’s current underwriting standards.

“TARA” means the Texas Assignment of Rents Act, Chapter 64 of the Texas Property Code.

“Transfer” has the meaning assigned in Section 8.1.

“UCC” means the Uniform Commercial Code as enacted and in effect in the state where the Project is located (and as it may from time to time be amended); provided that, to the extent that the UCC is used to define any term in this Agreement or in any other Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the state where the Project is located, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Underwritten NOI” means the amount by which Underwritten Operating Revenues exceed Underwritten Operating Expenses.

“Underwritten Operating Expenses” means Operating Expenses as determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Projects.

“Underwritten Operating Revenues” means Operating Revenues as determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Projects.

“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

ARTICLE 2

LOAN TERMS

Section 2.1       The Loan.  The Loan of up to FORTY-SIX MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($46,100,000.00) shall be funded in one or more advances and repaid in accordance with this Agreement. The initial advance of the Loan (the

“Initial Advance”) shall be in the amount of up to $29,525,000 ($46,100,000 less the Holdbacks). The Initial Advance and all advances for the items shown on the Budget shall be made upon Borrower’s satisfaction of the conditions for such advances described in Schedule 2.1. Except as provided in Section 8.15, the Loan is not a revolving credit loan, and Borrower is not entitled to any readvances of any portion of the Loan which it may (or is otherwise required to) prepay pursuant to the provisions of this Agreement.

Section 2.2       Interest Rate; Late Charge.

(a)      Initial Funding.  The outstanding principal balance of the Loan for the Initial Advance shall bear interest rate at the Initial Funding Contract Rate.

(b)      Funding from the Holdbacks.  The outstanding principal balance of the Loan from the funding of the Holdbacks shall bear interest at the Holdback Contract Rate.

(c)      Election of Fixed Rate.  During the initial term of the Loan (but not any extended term), Borrower may make elections to convert portions of the advances from all Holdbacks in minimum increments of $500,000.00 (each such converted amount, a “Fixed Portion”) from the Holdback Contract Rate to a Fixed Rate in accordance with and subject to satisfaction of the following conditions:

(1)       Borrower shall have requested in writing that Lender provide Borrower with a quote of a Fixed Rate (“Lender’s Quote”) for a Fixed Portion.

(2)       Within two (2) Business Days of Lender’s receipt of Borrower’s request for Lender’s Quote, Lender shall provide Borrower with Lender’s Quote telephonically, at which time Borrower shall verbally accept or reject Lender’s Quote. If requested by Lender, Borrower’s acceptance or rejection of Lender’s Quote shall be subsequently acknowledged by Borrower promptly in writing, provided that Borrower’s verbal acceptance or rejection of Lender’s Quote shall be irrevocable regardless of whether Borrower subsequently provides such written acknowledgement to Lender.

(3)       No Potential Default or Event of Default shall have occurred and be continuing, either at the time Lender receives Borrower’s request for a Lender’s Quote or as of the effective date of Borrower’s election of a Fixed Rate.

(4)       Borrower shall have executed such amendments to the Loan Documents, and such other instruments, agreements, certifications and confirmations, as Lender shall reasonably require to confirm the conversion of the Holdback Contract Rate to a Fixed Rate for the applicable Fixed Portion.

(5)       Any and all costs and expenses incurred by Lender in connection with such conversion, including attorneys’ fees and costs, shall be paid by Borrower.

(6)       If Borrower has satisfied all conditions to such conversion, then such conversion shall become effective as to the applicable Fixed Portion as of the first Business Day after the day on which Borrower telephonically accept the Lender’s Quote as provided in this Section 2.2(c) (each such date, a “Fixed Rate Conversion Date”).

Notwithstanding the foregoing, Borrower acknowledges that each Fixed Rate shall be determined as of each Fixed Rate Conversion Date and, as a result, each portion or tranche of the Loan subject to a Fixed Rate may bear interest at an interest rate that is different than the interest rate for any other tranche. During the initial term of the Loan, Borrower may have no more than nine separate tranches of differing interest rates (including the Initial Funding Contract Rate). Accordingly, if at any time during the initial term of the Loan Borrower has five separate Fixed Rate tranches (including the Initial Funding Contract Rate) and one variable interest rate tranche, Borrower shall not be permitted to convert such variable interest tranche to a Fixed Portion until all Loan proceeds from the Holdbacks have been fully advanced in accordance with this Agreement. All Fixed Portions of the Loan shall bear interest at a fixed rate, subject to any scheduled increases thereof, for the remainder of the initial term of the Loan (but not any extended term).

(d)       Other Amounts.    Any amount added to principal under the Loan Documents during the initial term of the Loan, except for the Initial Advance or funding from the Holdbacks, shall bear interest at Holdback Contract Rate; provided, however, if any amount is added to principal as a result of a breach by Borrower of its obligations under any Loan Document, or if the Loan Documents permit Lender to receive interest at the Default Rate for any amount added to the Loan as principal, then such principal amounts shall bear interest at a Default Rate based on the Holdback Contract Rate.

(e)       Calculation of Interest; Payment and Late Charges.  Interest owing for each month shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the first day of such month (or, for the initial advance or any subsequent advance, from the date of such advance). Principal and other amortization payments shall be applied to the Loan balance as and when actually received. If Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The foregoing late charge is intended to compensate Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Lender will incur by reason of late payment. Borrower and Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the default arising from the overdue installment, and shall not prevent Lender from exercising any other rights or remedies available to Lender. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3     Terms of Payment.  The Loan shall be payable as follows:

(a)      Interest.  A payment of interest only shall be payable on the Closing Date for the period from the Closing Date through the last day of the current month. Thereafter, commencing on January 1, 2012, Borrower shall pay interest in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full.

(b)      Maturity.    On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, the Exit Fee, and any other amounts due under the Loan Documents.

(c)      Extension Option.    Subject to the provisions of this Section 2.3(c), Borrower, at its option, may extend the term of the Loan for one (1) additional twelve (12)-month period. Borrower’s right to extend the term of the Loan is subject to the satisfaction of each of the following conditions:

  (i)       Borrower shall deliver to Lender a written request to extend the term of the Loan (the “Extension Request”) at least ninety (90) days before the then existing Maturity Date.

  (ii)       no Event of Default or Potential Default has occurred and is continuing on the date on which Borrower delivers the Extension Request to Lender, or on the date the extension period commences.

  (iii)       Borrower shall have paid to Lender, in immediately available funds, an extension fee equal to three-quarters of one percent (0.75%) of the outstanding principal balance of the Loan as of the first day of such extension.

  (iv)       During the extended term of the Loan, all terms and conditions of the Loan Documents (other than the original Maturity Date) shall continue to apply except that (A) the Contract Rate shall be adjusted to equal seven and one-quarter percent (7.25%) per annum, and (B) Borrower shall have no further right to extend the term of the Loan.

  (v)       The Cash on Cash Return equals or exceeds nine percent (9.0%), and the Debt Service Coverage (based on the Contract Rate which will be in effect upon commencement of such extension period) equals or exceeds 1.2 to 1; provided, however, that if, based on the outstanding Loan balance as of the date of calculation, Borrower fails to satisfy the foregoing Cash on Cash Return and/or Debt Service Coverage condition(s), Borrower may satisfy such condition(s) by paying down the outstanding Loan balance to an amount that would result in such condition(s) being satisfied.

  (vi)       If requested by Lender, Borrower shall cause to be delivered to Lender at Borrower’s expense an updated Site Assessment satisfactory to Lender, which shall show no adverse matters or items.

  (vii)      If requested by Lender, Borrower shall cause to be delivered to Lender at Borrower’s expense an updated engineering report satisfactory to Lender, which shall show no adverse matters or items.

  (viii)     Borrower shall execute and deliver such other instruments, certificates, opinions of counsel and documentation as Lender shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents, endorsements to Lender’s title insurance policy and, if required by Lender, estoppels and other certificates.

  (ix)       Borrower shall pay all costs and expenses incurred by Lender in connection with such extension of the Loan, including Lender’s reasonable attorneys’ fees and actual disbursements.

(d)      Lockout/Prepayment.  The Loan is closed to prepayment, in whole or in part, through October 31, 2013 (the “Lockout Period”); provided that, on a sale of the Palisades III Land, Borrower may prepay a portion of the Loan equal to the amount payable for a Partial Release of the Palisades III Land under Section 2.4 of this Agreement. After the Lockout Period until the end of the fourth Loan Year (the “Prepayment Period”), Borrower may prepay the Loan, in whole but not in part, upon not less than thirty (30) days’ prior written notice to Lender, upon payment of the Exit Fee and, with respect to any fixed rate portion of the Loan, a prepayment premium equal to the Make Whole Breakage Amount, calculated as provided in Schedule 2.3(d), but otherwise without premium or penalty. If the Loan is accelerated during the Lockout Period for any reason other than casualty or condemnation, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium equal to five percent (5%) of the outstanding balance of the Loan.

(e)      Application of Payments.  All payments received by Lender under the Loan Documents shall be applied to the following, in such order as Lender may elect in its sole discretion: (1) to any fees and expenses due to Lender under the Loan Documents; (2) to any Default Rate interest or late charges; (3) to accrued and unpaid interest; (4) to amounts owed under any reserves or escrows required by Lender; (5) to the principal sum and other amounts due under the Loan Documents; and (6) to payment of the Exit Fee and any Make Whole Breakage Amount. Prepayments of principal, if permitted or accepted, shall be applied against amounts owing in inverse order of maturity.

(f)      Security.  The Loan shall be secured by the Mortgage creating a first lien on the Projects, the Assignment of Rents and Leases and the other Loan Documents. As further security for the Loan, Borrower agrees to fund the Capital Improvements Reserve in accordance with Schedule 2.4.

Section 2.4     Partial Releases.  Upon the sale of a Project to a Person that is not an Affiliate of Borrower or any Borrower Party, Borrower shall have the right to obtain a partial release of such Project from the Mortgage and the other Loan Documents on the following terms and conditions:

(a)       No Event of Default or Potential Default shall have occurred and be continuing hereunder;

(b)       Borrower shall submit a prepared release instrument (the “Partial Release”) in form and substance satisfactory to Lender, accompanied with information necessary for Lender to process the Partial Release, including the name and address of the title insurance company, if any, to whose attention the Partial Release should be directed, numbers that reference the Partial Release (i.e., order numbers, release numbers, etc.) and the date when the Partial Release is to become effective. Borrower shall also specify the name and address of the prospective purchaser of or lender for the Project being released, and such other documents and information as Lender may reasonably request;

(c)       For a Partial Release of any Project (not including the Palisades III Land) in connection with the sale of that Project, subject to the other conditions of this Section 2.4, Borrower shall make a payment to Lender in reduction of the outstanding principal balance of the Loan in the amount of one hundred twenty percent (120%) of the Allocated Loan Balance of the Project being released plus any additional payment in reduction of the principal balance of the Loan which may be required in order that after the Partial Release: (1) the Cash on Cash Return will be equal to or greater than the Cash on Cash Return immediately before the Partial Release and equal to or greater than nine percent (9%), and (2) the Debt Service Coverage will be equal to or greater than the Debt Service Coverage immediately before the Partial Release and equal to or greater than 1.25:1;

(d)       For a Partial Release of the Palisades III Land in connection with a sale of the Palisades III Land, subject to the other conditions of this Section 2.4, Borrower shall make a payment to Lender in reduction of the outstanding principal balance of the Loan in an amount equal to the Allocated Loan Balance of the Palisades III Land;

(e)       Borrower shall pay a portion of the Exit Fee equal to one percent (1%) of the amount paid in reduction of the principal balance of the Loan under Section 2.4(c) and any Make Whole Breakage Amount calculated as provided in Schedule 2.3(d);

(f)       Lender shall have received title insurance endorsements satisfactory to Lender confirming the continued validity and priority of the Mortgage on the remaining Projects;

(g)       Lender shall have received evidence satisfactory to Lender that the Projects remaining after such Partial Release consist of one or more separate legal lots and otherwise remain in compliance with subdivision, zoning and other applicable legal requirements;

(h)       Lender shall have received evidence satisfactory to Lender that the Person that is purchasing the Project(s) to be released is not described in Article 9, or engaged in illegal activities, or determined by competent authority to be subject to the prohibitions contained in Article 9, or owned or controlled by any Person on the Lists or engaged in illegal activities or determined by competent authority to be subject to the prohibitions contained in Article 9;

(i)       All accrued but unpaid interest on the outstanding principal balance of the Loan shall be paid at the time the Partial Release is made; and

(j)       Borrower shall pay all costs and expenses of Lender arising in connection with the Partial Release, including but not limited to, legal fees of Lender’s counsel, all title insurance premiums arising as a result of endorsements required by Lender in connection with the Partial Release and all other costs arising in connection with the execution and delivery of the Partial Release.

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1     Insurance.  Borrower shall maintain insurance as follows:

(a)      Casualty; Business Interruption.    Borrower shall keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction), and shall maintain boiler and machinery insurance, sinkhole, acts of domestic and foreign terrorism endorsement coverage, law and ordinance coverage, and such other casualty insurance as reasonably required by Lender. Lender reserves the right to require from time to time the following additional insurance: flood, earthquake, windstorm and/or building law or ordinance. Borrower shall keep the Project insured against loss by flood if the Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (1) the maximum amount of the Loan or (2) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, against all periods covered by Borrower’s property insurance for a limit equal to twelve (12) calendar months’ exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Lender in all respects. The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Lender to be applied as provided in Section 3.2.

(b)      Liability.    Borrower shall maintain (1) commercial general liability insurance with respect to the Projects providing for limits of liability of not less than $5,000,000 for both injury to or death of a person and for property damage per occurrence, and (2) other liability insurance as reasonably required by Lender.

(c)      Form and Quality.    All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for, shall be issued by appropriately licensed insurance companies acceptable to Lender with a rating of “A-:IX” or better as established by A.M. Best’s Rating Guide, and shall be in such form, and shall contain such provisions, deductibles (with no increased deductible for acts of domestic and foreign terrorism or other specified action/inaction) and expiration dates, as are acceptable to Lender. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender. Blanket policies shall be permitted only if Lender receives appropriate endorsements and/or duplicate policies containing Lender’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies. If Borrower fails to maintain insurance in compliance with this Section 3.1(c), Lender may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Lender for all expenses incurred in connection therewith. Notwithstanding the foregoing, Borrower and Lender acknowledge that Borrower’s primary insurance carrier on the commercial general liability insurance for the Project as of the Closing Date, Seneca Insurance Company, has an A.M. Best Rating (A-:VIII) that does not satisfy the foregoing criteria. Lender hereby approves the continuation of the insurance provided by Seneca Insurance Company from and after the Closing Date through the expiration of the current policy in             , 2012, and Borrower agrees that, upon such expiration, Borrower will obtain commercial general liability insurance for the Project in accordance with the provisions of this Section 3.1(c), including with respect to the A.M. Best rating of the insurance carrier. Nothing in the foregoing provision shall be deemed a waiver of any other provision or requirement under this Section 3.1(c) for any other insurance policy, whether in existence as of the Closing Date or in the future.

(d)      Assignment.  Borrower shall assign the policies or proofs of insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. If requested by Lender, Borrower shall deliver copies of all original policies certified to Lender by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. If Borrower elects to obtain any insurance which is not required under this Agreement (including earthquake insurance), all related insurance policies shall be endorsed in compliance with Section 3.1(c), and such additional insurance shall not be canceled without prior notice to Lender. From time to time upon Lender’s request, Borrower shall identify to Lender all insurance maintained by Borrower with respect to the Project. The proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.

(e)      Adjustments.  Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower coupled with an interest, to notify any of Borrower’s insurance carriers to add Lender as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(e), however, shall require Lender to incur any expense or take any action hereunder.

Section 3.2      Use and Application of Insurance Proceeds.     Lender shall apply insurance proceeds to costs of restoring a damaged Project or the Loan as follows:

(a)       if the loss is less than or equal to the Restoration Threshold, Lender shall apply the insurance proceeds to restoration provided (1) no Event of Default or Potential Default exists, and (2) Borrower promptly commences and is diligently pursuing restoration of the damaged Project;

(b)       if the loss exceeds the Restoration Threshold, but is not more than ten percent (10%) of the replacement value of the improvements (for Projects containing multiple phases or stand alone structures, such calculation to be based on the damaged phase or structure, not the damaged Project as a whole), Lender shall apply the insurance proceeds to restoration provided that at all times during such restoration (1) no Event of Default or Potential Default exists; (2) Lender determines that there are sufficient funds available to restore and repair the damaged Project to a condition approved by Lender; (3) Lender determines that the Underwritten NOI during restoration, together with proceeds of any rent loss insurance, will be sufficient to pay Debt Service during restoration; (4) Lender determines (based on leases which will remain in effect after restoration is complete) that after restoration the Debt Service Coverage will be at least 1.0:1 and the Cash on Cash Return will be at least six and one-quarter percent (6.25%); (5) Lender determines that the ratio of the outstanding principal balance of the Loan to appraised value of the Projects after restoration of the damaged Project will not exceed the loan-to-value ratio that existed on the Closing Date; (6) Lender determines that restoration and repair of the damaged Project to a condition approved by Lender will be completed within eight months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (7) Borrower promptly commences and is diligently pursuing restoration of the damaged Project; and (8) the damaged Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances;

(c)       if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b) above, in Lender’s sole discretion, Lender may apply any insurance proceeds it may receive to amounts owing under the Loan Documents in such order and manner as Lender in its sole discretion determines, or allow all or a portion of such proceeds to be used for the restoration of the damaged Project; and

(d)       insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Schedule 2.1. Any insurance proceeds remaining after payment of all restoration costs shall be applied by Lender to the Loan balance or, at Lender’s sole option, remitted to Borrower.

Section 3.3      Condemnation Awards. Borrower shall immediately notify Lender of the institution of any proceeding for the condemnation or other taking of any Project or any portion thereof. Lender may participate in any such proceeding and Borrower will deliver to

Lender all instruments necessary or required by Lender to permit such participation. Without Lender’s prior consent, Borrower (a) shall not agree to any compensation or award, and (b) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of any Project or any part thereof are hereby assigned to and shall be paid to Lender. Borrower authorizes Lender to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Lender’s sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of such Project; however, if the award is less than or equal to $50,000 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Lender, shall execute all instruments requested to confirm the assignment of the awards and compensation to Lender, free and clear of all liens, charges or encumbrances.

Section 3.4        Impounds.    Borrower shall deposit into a reserve with Lender, monthly on the first day of each month, one-twelfth (1/12th) of the annual charges for ground or other rent, if any (but only if such rent is due less often than monthly or, regardless of payment frequency, if Borrower has failed to make one or more of such payments), insurance premiums and real estate taxes, assessments and similar charges relating to the Projects. At or before the initial advance of the Loan, Borrower shall deposit with Lender a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Lender’s estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Lender’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Lender, without interest, and may be commingled with Lender’s general funds. Borrower hereby grants to Lender a security interest in all funds so deposited with Lender for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Lender, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Borrower shall furnish Lender with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Lender, together with amounts to be deposited by Borrower before such charges are payable, is insufficient to pay such charges, Borrower shall deposit any deficiency with Lender immediately upon demand. Lender shall pay such charges when the amount on deposit with Lender is sufficient to pay such charges and Lender has received a bill for such charges.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 4.1        Organization and Power.    Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with all legal requirements applicable to doing business in the state in which each Project is located. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code. Borrower and each Borrower Party has only one state of incorporation or organization, which is set forth in Schedule 4.1. All other information regarding Borrower and each Borrower Party contained in Schedule 4.1, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

Section 4.2        Validity of Loan Documents.    The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents: (a) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 4.3        Liabilities; Litigation; Other Secured Transactions.

(a)       The financial statements delivered by Borrower and each Borrower Party are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against any Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, any Project or the Loan.

(b)       Borrower is not, and has not been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.

Section 4.4        Taxes and Assessments.    Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor, to Borrower’s knowledge, are there any contemplated improvements to any Project that may result in such special or other assessments.

Section 4.5      Other Agreements; Defaults. Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have an adverse effect on any Project, Borrower, or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 4.6      Compliance with Law.

(a)       Borrower and each Borrower Party have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Projects and carry on its business. Except as described below, each Project is in compliance with all applicable zoning, subdivision, building and other legal requirements and is free of structural defects. Each Project’s building systems are in good working order, subject to ordinary wear and tear. Except for the Palisades I Project and the Palisades II Project, each of which are legally non-conforming uses that do not comply with height and floor-area requirements enacted after construction of such Projects was completed, no Project constitutes, in whole or in part, a legally non-conforming use under applicable legal requirements.

(b)       No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of any Project or for the relocation of roadways providing access to such Project.

(c)       Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting such Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Project. All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

Section 4.7      Location of Borrower. Borrower’s principal place of business and chief executive offices are located at the address stated in Section 12.1 and, except as otherwise set forth in Schedule 4.1, Borrower at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 4.8      ERISA.

(a)       As of the Closing Date and throughout the term of the Loan, (1) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, and (2) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; and

(b)       As of the Closing Date and throughout the term of the Loan (1) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and

(2) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(c)         Borrower has no employees.

Section 4.9        Margin Stock.    No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.10      Tax Filings.    Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively.

Section 4.11      Solvency.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed by or against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 4.12      Full and Accurate Disclosure.    No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of Borrower’s and each Borrower Party’s identity provided to Lender is genuine, and all related information is accurate.

Section 4.13     Single Purpose Entity.    Borrower is and has at all times since its formation been a Single Purpose Entity.

ARTICLE 5

ENVIRONMENTAL MATTERS

Section 5.1      Representations and Warranties on Environmental Matters.    To Borrower’s knowledge, except as set forth in the Site Assessment, (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about any Project or any property adjacent to any Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws), (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of each Project do not, and did not previously, violate any Environmental Laws, and (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with any Project concerning Hazardous Materials or Environmental Laws.

Section 5.2      Covenants on Environmental Matters.

(a)       Borrower shall (1) comply strictly and in all respects with applicable Environmental Laws; (2) notify Lender immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting any Project; (3) promptly remove such Hazardous Materials and remediate such Project in full compliance with Environmental Laws and in accordance with the recommendations and specifications of an independent environmental consultant approved by Lender; and (4) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect any Project or Borrower.

(b)       Borrower shall not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing (1) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about any Project or the transportation of any Hazardous Materials to or from any Project (except for cleaning and other products used in connection with routine maintenance or repair of any Project in full compliance with Environmental Laws), (2) any underground storage tanks to be installed at the Project, or (3) any activity that requires a permit or other authorization under Environmental Laws to be conducted at the Project.

(c)       Borrower shall provide to Lender, at Borrower’s expense promptly upon the written request of Lender from time to time, a Site Assessment or, if required by Lender, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within any Project. Borrower shall pay the cost of no more than one such Site Assessment or update for any Project in any twelve (12)-month period, unless Lender’s request for a Site Assessment is based on either information provided under Section 5.1(a)), a reasonable suspicion of Hazardous Materials at or near the Project, a breach of representations under Section 5.1), or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.

Section 5.3       Allocation of Risks and Indemnity. As between Borrower and Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Lender or by law. Borrower shall at all times indemnify, defend and hold Lender harmless from and against any and all claims, suits, actions, debts, damages, losses, liabilities, litigations, judgments, charges, costs and expenses (including reasonable costs of defense), of any nature whatsoever proffered or incurred by Lender, whether as mortgagee or beneficiary under the Mortgage, as mortgagee in possession, or as successor-in-interest to Borrower by foreclosure deed or deed in lieu of foreclosure, and whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, INCLUDING THOSE ARISING FROM THE JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF LENDER, under or on account of the Environmental Laws, including the assertion of any lien thereunder, with respect to: (a) a breach of any representation, warranty or covenant of Borrower contained in this Article 5; (b) any acts performed by Lender pursuant to the provisions of this Article 5; (c) any discharge of Hazardous Materials, the threat of discharge of any Hazardous Materials or the storage or presence of any Hazardous Materials affecting the Project whether or not the same originates or emanates from the Project or any contiguous real estate, including any loss of value of the Project as a result of the foregoing; (d) any costs of removal or remedial action incurred by the United States Government or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws; (e) liability for personal injury or property damage arising under any statutory or common law tort theory, including without limitation damages assessed for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at, upon, under or within the Project; and/or (f) any other environmental matter affecting the Project within the jurisdiction of the Environmental Protection Agency, any other federal agency or any state or local environmental agency. THE FOREGOING NOTWITHSTANDING, BORROWER SHALL NOT BE LIABLE UNDER THE FOREGOING INDEMNIFICATION TO THE EXTENT ANY SUCH LOSS, LIABILITY, DAMAGE, CLAIM, COST OR EXPENSE RESULTS SOLELY FROM LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Borrower’s obligations under this Article 5 shall arise upon the discovery of the presence of any Hazardous Material, whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment, and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise). Notwithstanding the foregoing, subject to the conditions specified below in this Section 5.3), Borrower shall not be liable under this Section 5.3) for such indemnified matters directly created or arising from events or conditions caused or created by Lender and first existing after Lender acquires title to any Project by foreclosure or acceptance of a deed in lieu thereof, but only if (1) Borrower delivers to Lender a current site assessment evidencing the presence of no Hazardous Materials on such Project and no violation of any Environmental Laws with respect to such Project not more than ninety (90) days and not less than thirty (30) days prior thereto, and (2) such loss, liability, damage, claim, cost or expense does not directly or indirectly arise from or relate to any release of or exposure to any Hazardous Material (including personal injury or damage to property), non-compliance with any Environmental Laws, or remediation existing or occurring prior to the date Lender acquires title to such Project.

Section 5.4      Lender’s Right to Protect Collateral. If (a) any discharge of Hazardous Materials or the threat of a discharge of Hazardous Material affecting any Project occurs, whether originating or emanating from a Project or any contiguous real estate, and/or (b) Borrower fails to comply with any Environmental Laws or related regulations, Lender may at its election, but without the obligation so to do, give such notices and/or cause such work to be performed at such Project and/or take any and all other actions as Lender shall deem necessary or advisable in order to abate the discharge of any Hazardous Material, remove the Hazardous Material or cure Borrower’s noncompliance.

Section 5.5      No Waiver.  Notwithstanding any provision in this Article 5 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under any “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under any “security interest exception.”

Section 5.6      Covenants on Environmental Matters.  Borrower covenants and agrees with Lender as follows:

(a)       Environmental Site Assessments; Reliance Letters. With reference to those Site Assessments prepared for Borrower by AEI Consultants for each of the Projects and the Palisades III Land, within one hundred twenty (120) days after the date hereof, Borrower shall obtain a reliance letter, executed by AEI Consultants, addressed to Lender and in form satisfactory to Lender, authorizing Lender to rely on each respective Site Assessment.

(b)       Palisades I Project; Asbestos O&M Program.    Within one hundred twenty (120) days after the date hereof, Borrower shall provide to Lender a written proposal of procedures and programs, including a program for the removal or encapsulation of, or other action for handling, asbestos-containing materials (collectively called the “Operation and Maintenance Program”) recommended by an environmental consultant approved by Lender (the “Environmental Consultant”) prior to commencement of any construction, rehabilitation, modification or renovation which requires the removal of any materials or improvements of any kind in connection with any other improvements in, any space in the Palisades I Project (the “ACM-Related Work”). All ACM-Related Work shall be implemented in accordance with the

Operation and Maintenance Program and all applicable governmental requirements. The Operation and Maintenance Program and work resulting therefrom shall be conducted by an accredited, licensed, abatement contractor approved by Lender, using state-of-the-art work practices and procedures and including all monitoring and project management performed by an accredited asbestos consultant. Borrower shall deliver to Lender promptly when available, copies of all reports, notices, submittals, permits, licenses, and certificates relating to the Operation and Maintenance Program, including but not limited to all additional supplemental and special reports in connection with the Site Assessment for the Palisades I Project. The Operation and Maintenance Program shall include, among other things, provisions for the reinspection and air monitoring of space which has been determined in the Site Assessment for the Palisades I Project or by the Environmental Consultant to contain any Hazardous Materials. Until all matters in the Operation and Maintenance Program have been satisfied, Borrower shall deliver to Lender, on or before each anniversary of the date hereof, evidence of an annual report and, if requested by Lender, an annual inspection by the Environmental Consultant, and as applicable, addressing the status of affected space requiring ACM-Related Work for Hazardous Materials. Borrower shall follow the procedures of the Operation and Maintenance Program with respect to any additional Hazardous Materials revealed by any annual inspection. All fees and expenses incurred for all such inspections under this Section 5.6(b) shall be paid by Borrower.

(c)       Palisades II Project; Storage Tank.  Within one hundred twenty (120) days after the date hereof, Borrower shall cause a qualified engineer approved by Lender to confirm in a written report that the fluid leak in the above-ground storage tank for the emergency generator at the Palisades II Project has been remediated in accordance with applicable laws and regulations and that all leaked fluid has been removed from the Palisades II Project.

(d)       Palisades III Land; On-Site Ponds.  Prior to the commencement of any on-site activity at the Palisades III Land, or any activity on any property adjacent to the Palisades III Land owned by Borrower or any Affiliate of Borrower, that has the potential to result in an impact on any of the water ponds located on the Palisades III Land, Borrower shall determine and implement appropriate notification and permitting requirements with the United States Corps of Engineers.

ARTICLE 6

LEASING MATTERS

Section 6.1       Representations and Warranties on Leases.  Borrower represents and warrants to Lender with respect to leases of the Projects that: (a) to Borrower’s knowledge, the rent rolls of the Projects delivered to Lender are true and correct, and the leases are valid and in full force and effect; (b) the leases (including amendments) are in writing, and, to Borrower’s knowledge, there are no oral agreements with respect thereto; (c) the copies of the leases delivered to Lender are true and complete; (d) to Borrower’s knowledge, neither the landlord nor any tenant is in default under any of the leases; (e) Borrower has no knowledge of any notice of termination or default with respect to any lease; (f) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Lender; (g) to Borrower’s knowledge, no tenant or other party has an option to purchase all or any portion of any Project; (h) to Borrower’s knowledge, no tenant has the right to terminate its lease prior to expiration of the stated term of such lease; (i) to Borrower’s knowledge, no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two month’s rent); and (j) to Borrower’s knowledge, all existing leases are subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement.

Section 6.2      Standard Lease Form; Approval Rights.    All leases and other rental arrangements shall in all respects be approved by Lender and shall be on a standard lease form approved by Lender with no modifications (except as approved by Lender). Notwithstanding anything contained herein to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower may enter into leases of space in the Projects, and renewals and extensions of leases of space in the Projects, without the Lender’s written approval (and such approval shall be deemed to have been granted), provided Lender receives prior written notice of such lease (or renewal and extension) and the terms of such lease, or for any renewal and extension, the terms of such lease, as renewed and extended, satisfy the Leasing Guidelines. Such lease form shall provide that the tenant shall attorn to Lender, and that any cancellation, surrender, or amendment of such lease without the prior written consent of Lender shall be voidable by Lender. Unless otherwise directed by Lender, Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrower. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits, and copies of all leases not previously delivered to Lender, certified by Borrower as being true and correct.

Section 6.3      Covenants. Borrower (a) shall perform the obligations which Borrower is required to perform under the leases; (b) shall enforce the obligations to be performed by the tenants; (c) shall promptly furnish to Lender any notice of default or termination received by Borrower from any tenant, and any notice of default or termination given by Borrower to any tenant; (d) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (e) shall not enter into any ground lease or master lease of any part of the Project; (f) shall not further assign or encumber any lease; (g) shall not, except with Lender’s prior written consent, cancel or accept surrender or termination of any lease; and (h) shall not, except with Lender’s prior written consent, modify or amend any lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of such lease), and any action in violation of clauses (e), (f), (g), and (h) of this Section 6.3 shall be void at the election of Lender.

Section 6.4      Tenant Estoppels.    At Lender’s request, Borrower shall obtain and furnish to Lender, written estoppels in form and substance satisfactory to Lender, executed by tenants under leases in the Projects and confirming the term, rent, and other provisions and matters relating to the leases.

Section 6.5      Notices to Pay Rents to Person Other Than Landlord.    Borrower covenants and agrees with Lender to cause each lease, or a separate document signed by the tenant under each lease, to contain:

(a)       the address to which all notices, including any NPROL required or permitted to be sent to the tenant are sent, and the agreement of the tenant that such address may not be changed unless 30 days prior written notice is given to Lender and such address must be within the United States of America;

(b)       tenant’s agreement that the lease and the rights of tenant are subordinate to the Mortgage, the Assignment of Rents and Leases and each other document evidencing or securing the indebtedness evidenced by the Note;

(c)       tenant’s waiver of the exercise of any claim or defense arising from the Borrower’s performance or nonperformance of the lease against Lender or any person acquiring title to the real property at foreclosure or pursuant to a deed in lieu of foreclosure;

(d)       tenant’s agreement that upon the receipt of a NPROL, whether prior to or after an Event of Default, tenant shall: (i) notwithstanding Section 64.055(d) of TARA, immediately turn over all proceeds; (ii) not deduct any portion of the rents for any purpose, notwithstanding any other provision of TARA, the Assignment of Rents and Leases, the Mortgage or any other Loan Document; and (iii) shall pay all rents as they accrue to the Lender;

(e)       tenant’s unconditional waiver of (i) any right to delay payment of rent as contemplated by Section 64.056 of TARA or paragraph 3 of the statutory form of NPROL, with tenant’s agreement that paragraph 3 may be deleted from any NPROL sent to tenant; and (ii) any right to continue paying rents to any person other than Lender as contemplated by Section 64.056 of TARA or paragraph 8 of the statutory form of NPROL, with tenant’s agreement that paragraph 8 may be deleted from any NPROL sent to tenant;

(f)       tenant’s agreement that, to the extent the lease contains any notice or cure period, the date Lender begins enforcement, as contemplated by TARA, shall not be affected, extended, or otherwise modified by reason of such periods;

(g)       tenant’s agreement that Lender owes tenant no fiduciary duty, duty of good faith or similar duty or obligation;

(h)       tenant’s agreement that neither (i) Lender by reason of collecting rents pursuant to a Notice to Borrower or tenant nor (ii) Lender or any other person acquiring title to the Project at foreclosure or deed in lieu of foreclosure shall have any liability for nor be bound by: (A) any act or omission of any prior landlord (including Borrower) which constitutes a default or breach of the lease; (B) any offsets or defenses that the tenant might be entitled to assert against Borrower arising prior to the date Lender takes possession of Borrower’s interest in the lease or forecloses title to the Project; (C) any rent or additional rent which tenant might have paid for more than the current month to any prior landlord (including Borrower); (D) any amendment or modification of the lease made without Lender’s consent; (E) for any security deposit, rental deposit or similar deposit given by tenant to a prior landlord (including Borrower) unless such deposit is actually paid over to Lender by the prior landlord (including Borrower); (F) for any portion of any tenant allowance or similar amount previously disbursed to Borrower by Lender pursuant to the Loan Documents; (G) for the construction of any improvements required of Borrower under the lease if Borrower or any other person acquires title to the Project or premises prior to full completion and acceptance by tenant of improvements required under its lease; (H) for the payment of any leasing commissions or other expenses for which any prior landlord (including Borrower) incurred the obligation to pay; or (I) by any provision of its lease restricting use of other properties owned by Borrower or any other person that acquires title to the Project pursuant to foreclosure or deed in lieu of foreclosure, as landlord;

(i)       tenant’s agreement that the prepayment of rents is prohibited, unless such prepaid rents are immediately paid to or deposited with Lender;

(j)       tenant’s waiver of the benefits of tenant under Section 64.055(d) of TARA and tenant’s agreement that it shall be liable for all rents not paid to Lender after the tenant receives a NPROL from Lender; and

(k)       tenant’s agreement that any notice, including a NPROL, from the Lender to the tenant shall be deemed to have been received by the tenant on the earliest of (i) the date of actual receipt by the tenant, (ii) two (2) days after the same is sent to the address for notices specified in the lease via a commercially reasonable delivery service, (e.g., Federal Express or UPS) or by first class mail, or (iii) when deposited in the U. S. Mail in accordance with Section 51.002(e) of the Texas Property Code.

Section 6.6      Certified Rent Roll. Concurrently with the execution of the Assignment of Rents and Leases Borrower shall deliver to Lender a true, correct and complete rent roll for the Project in form satisfactory to Lender, which shall include a description of all leases, the names and addresses for notice purposes of all tenants of the Project, the amount of rents prepaid or payable under each lease, a description of the premises covered by each lease, the address of each such premises, the amount and nature of all deposits, and such other information as Lender, in its sole discretion, may require from time-to-time (a “Certified Rent Roll”). Each Certified Rent Roll shall be certified by the Borrower to be current, true, correct and complete in all respects. Without limiting the foregoing, Borrower shall send Lender an updated Certified Rent Roll to Lender no less frequently than every calendar month not later than the tenth (10th) calendar day of each calendar month. Time is of the essence of this Section 6.6.

ARTICLE 7

FINANCIAL REPORTING

Section 7.1      Financial Statements.

(a)       Monthly Reports. Within thirty (30) days after the end of each calendar month, Borrower shall furnish to Lender a current (as of the calendar month just ended) balance sheet, a detailed operating statement (showing monthly activity and year-to-date) stating Operating Revenues, Operating Expenses and Net Cash Flow for the calendar month just ended, an updated rent roll, and, as requested by Lender, a written statement setting forth any variance from the annual budget, a general ledger, copies of bank statements and bank reconciliations and other documentation supporting the information disclosed in the most recent financial statements.

(b)       Quarterly Reports.    Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Lender a detailed operating statement (showing quarterly activity and year-to-date) stating Operating Revenues, Operating Expenses and Net Cash Flow for the calendar quarter just ended.

(c)       Annual Reports.    Within ninety (90) days after the end of each fiscal year of Borrower’s operation of the Projects, Borrower shall furnish to Lender a current (as of the end of such fiscal year) balance sheet, a detailed operating statement stating Operating Revenues, Operating Expenses and Net Cash Flow for each of Borrower and the Projects, and, if required by Lender, prepared on a review basis and certified by an independent public accountant satisfactory to Lender.

(d)       Certification; Supporting Documentation.      Each such financial statement shall be in scope and detail satisfactory to Lender and certified by the chief financial representative of Borrower.

(e)       Tax Returns.    Borrower shall furnish to Lender copies of Borrower’s filed federal, state and (if applicable) local income tax returns for each taxable year (with all forms and supporting schedules attached) within thirty (30) days after filing.

Section 7.2      Accounting Principles. All financial statements shall be prepared in accordance with sound accounting principles customarily used in the commercial real estate industry, consistently applied from year to year. If the financial statements are prepared on an accrual basis or a cash basis, such statements shall be accompanied by a reconciliation to a cash basis or accrual basis, accounting principles, as applicable.

Section 7.3      Other Information.  Borrower shall deliver to Lender such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Projects within thirty (30) days after Lender’s request therefor.

Section 7.4      Annual Budget.  At least thirty (30) days prior to the commencement of each fiscal year, Borrower shall provide to Lender its proposed annual capital improvements budget for such fiscal year for Lender’s review and approval, and Borrower shall provide to Lender its proposed annual operating budget for such fiscal year for Lender’s review.

Section 7.5      Audits.  Lender’s employees and third party consultants shall be entitled to perform such financial investigations and audits of Borrower’s books and records as Lender shall deem necessary, at Borrower’s expense; however, if any such audit is (a) made within one (1) year after any previous audit, (b) not being made during the continuation of or in response to an Event of Default or a Potential Default, and (c) not being made as required to determine the Debt Service Coverage Ratio or the Cash on Cash Return, such audit shall be at Lender’s expense. Borrower shall permit Lender and Lender’s agents and consultants to examine such records, books and papers of Borrower which reflect upon its financial condition, the income and expenses relative to the Project and the representations set forth in Article 9. Borrower authorizes Lender to communicate directly with Borrower’s independent certified public accountants, and authorizes such accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules, including copies of any management letter, with respect to the business, financial condition and other affairs of Borrower.

ARTICLE 8

COVENANTS

Borrower covenants and agrees with Lender as follows:

Section 8.1       Due on Sale and Encumbrance; Transfers of Interests.    Without the prior written consent of Lender,

(a)        no Transfer shall occur or be permitted, nor shall Borrower or, after the conveyance and assignment of a Project to a Project Owner, any Project Owner, enter into any easement or other agreement granting rights in or restricting the use or development of the Projects or, in the case of a Project Owner, its Project; and

(b)        No Transfer shall occur or be permitted which would:

    (1)       cause JP-Richardson, LLC and/or KBS SOR Richardson Portfolio JV, LLC to own less than one hundred percent (100%) of the beneficial interest in Borrower and the Projects,

    (2)       after the conveyance and transfer of the Projects to Project Owners, cause Borrower to own less than one hundred percent (100%) of each Project Owner and the manager(s) of each Project Owner,

    (3)       result in a new general partner, member or limited partner having the ability to control the affairs of Borrower being admitted to or created in Borrower (or result in any existing general partner or member or controlling limited partner withdrawing from Borrower) or any Project Owner,

    (4)       cause JP-Richardson, LLC to own less than ten percent (10%) of Borrower, except to the extent such percentage of ownership is reduced under Section 3.03 of the Limited Liability Company of Borrower, or

    (5)       cause KBS Strategic Opportunity REIT, Inc. to own, directly or indirectly, less than one hundred percent (100%) of KBS SOR Richardson Portfolio JV, LLC.

Notwithstanding the foregoing, subject to the terms of a Consent and Assumption Agreement among Lender, Borrower and Project Owners, Lender shall consent to the conveyance and assignment of each of the Projects (including the Palisades III Land) to a Project Owner and each of the Project Owners shall assume the indebtedness and obligations of Borrower under this Agreement and the other Loan Documents, including, specifically and without limitation, the obligations and liabilities of Borrower for and with respect to the Project owned by such Project Owner.

As used in this Agreement, “Transfer” shall mean any direct or indirect sale, transfer, conveyance, installment sale, master lease, mortgage, pledge, encumbrance, grant of Lien or other interest, license, lease, alienation or assignment, whether voluntary or involuntary, of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in (i) the Project or any part thereof, or (ii) Borrower, including any agreement to transfer or cede to another Person any voting, management or approval rights, or any other rights, appurtenant to any such legal or beneficial ownership or other interest. “Transfer” is specifically intended to include any pledge or assignment, directly or indirectly, of a controlling interest in Borrower or its general partner, controlling limited partner or controlling member for purposes of securing so-called “mezzanine” indebtedness. “Transfer” shall not include (A) the leasing of individual units within the Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity; or (B) the transfer of limited partner or non-managing member interests in Borrower so long as the transfer does not violate the provisions of Section 8.1(b) and does not violate the provisions of Article 9.

Without limiting the foregoing, Borrower further agrees that it will require each Person that proposes to become a partner, member or shareholder (each such Person, an “Interest Holder”) in Borrower after the Closing Date to sign and deliver to Borrower, within thirty (30) days after such transfer (and Borrower shall deliver to Lender promptly after receipt), a certificate executed by a duly authorized officer of the new Interest Holder containing representations, warranties and covenants substantially the same as the representations, warranties and covenants provided by Borrower in Article 9 hereof.

Notwithstanding anything to the contrary contained herein, any transfers (or the pledge or encumbrance) of equity interests or other interests in KBS SOR Richardson Portfolio JV, LLC, or in any of the direct or indirect owners of KBS SOR Richardson Portfolio JV, LLC (including, without limitation, KBS SOR Acquisition VIII, LLC, KBS SOR Properties, LLC, KBS Strategic Opportunity Limited Partnership, or KBS Strategic Opportunity REIT, Inc.) shall not be prohibited (and shall be expressly permitted) provided that KBS Strategic Opportunity REIT, Inc. continues to own, either directly or indirectly, 100% of the ownership or membership interests in KBS SOR Richardson Portfolio JV, LLC.

Section 8.2      Taxes; Charges.  Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon any Project or become payable during the term of the Loan, and will promptly furnish Lender with evidence of such payment; however, Borrower’s compliance with Section 3.4 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 8.2). Borrower shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on any Project; however, Borrower may contest the validity of such claims and demands so long as (a) Borrower notifies Lender that it intends to contest such claim or demand, (b) Borrower provides Lender with an indemnity, bond or other security satisfactory to Lender (including an endorsement to Lender’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, and (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which any Project is scheduled to be sold for non-payment.

Section 8.3      Control; Management.     Without the prior written consent of Lender, except, after prior notice to Lender, in the case of the removal of JP-Richardson, LLC as the managing member of Borrower under the terms of the Limited Liability Company Agreement of Borrower in effect on the date hereof, there shall be no change in the day-to-day control and management of Borrower or Borrower’s managing member, and no change in their respective organizational documents relating to control over Borrower, Borrower’s managing member and/or any Project. Borrower shall not terminate, replace or appoint any property manager or terminate or amend the property management agreement for the Projects without Lender’s prior written approval. Any change in ownership or control of the property manager shall be cause for Lender to reapprove such property manager and property management agreement. Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under the property management agreement.

Section 8.4      Operation; Maintenance; Inspection.    Borrower shall observe and comply with all legal requirements applicable to its existence and to the ownership, use and operation of the Projects. Borrower shall maintain the Projects in good condition and promptly repair any damage or casualty. Except for capital improvements provided for in an annual budget approved by Lender and tenant improvements under leases approved (or deemed approved) by Lender, Borrower shall not, without the prior written consent of Lender, undertake any material alteration of the Project or permit any of the fixtures or personalty owned by Borrower to be removed at any time from the Project, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Borrower and free and clear of any Liens except those in favor of Lender. Borrower shall permit Lender and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Projects and conduct such environmental and engineering studies as Lender may require, provided such inspections and studies do not materially interfere with the use and operation of any Project.

Section 8.5      Taxes on Security.    Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of any Project for the purpose of taxation, (b) affecting any Lien on any Project, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 8.6      Legal Existence; Name, Etc. Borrower shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and Borrower and each managing member in Borrower shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Projects. Neither Borrower nor any managing member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Affiliate of Borrower to do so. Without limiting the foregoing, Borrower shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower and each managing member in Borrower shall conduct business only in its own name and shall not change its name, identity, organizational structure, state of formation or the location of its chief executive office or principal place of business unless Borrower (a) shall have obtained the prior written consent of Lender to such change, and (b) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. Borrower (and each managing member in Borrower, if any) shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of its organizational identification number.

Section 8.7      Affiliate Transactions.    Without the prior written consent of Lender, Borrower shall not engage in any transaction affecting any Project with an Affiliate of Borrower or of any Borrower Party. Notwithstanding the foregoing, Lender hereby agrees that Borrower may enter into property management agreements for the Projects with Sooner National Property Management, L.P. and leasing agreements with J&P Realty Services, Inc., both Affiliates of Borrower, on terms and under written agreements approved by Lender.

Section 8.8      Limitation on Other Debt.    Borrower (and each general partner or managing member in Borrower, if any) shall not, without the prior written consent of Lender, incur any Debt other than the Loan and customary trade payables which are payable, and shall be paid, within sixty (60) days of when incurred.

Section 8.9      Further Assurances.  Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, (b) provide, and to cause each Borrower Party to provide, Lender such additional information and documentation on Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures and sources of funds as Lender deems necessary or prudent to enable Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. From time to time upon the written request of Lender, Borrower shall deliver to Lender a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrower.

Section 8.10      Estoppel Certificates.  Borrower, within ten (10) days after request, shall furnish to Lender a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender reasonably may request.

Section 8.11      Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by Borrower under other obligations relating to the Projects or otherwise material to Borrower’s business; and (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or any Project.

Section 8.12      Indemnification.    Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including the reasonable fees and actual expenses of Lender’s counsel) of any kind or nature whatsoever, INCLUDING THOSE ARISING FROM THE JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE OF LENDER, in connection with (a) any inspection, review or testing of or with respect to any Project, (b) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to the Projects, (c) any proceeding instituted by any Person claiming a Lien, and (d) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, the Projects, or any of the transactions contemplated in the Loan Documents, EXCEPT TO THE EXTENT ANY OF THE FOREGOING IS CAUSED BY LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.13      Application of Operating Revenues. Borrower shall apply all Operating Revenues to the payment of Debt Service and other payments due under the Loan Documents, taxes, assessments, water charges, sewer rents and other governmental charges levied, assessed or imposed against any Project, insurance premiums, operations and maintenance charges relating to the Projects, and other obligations of the lessor under leases of space at the Projects, before using Operating Revenues for any other purpose.

Section 8.14      Representations and Warranties.        Borrower will cause all representations and warranties to remain true and correct all times while any portion of the Loan remains outstanding.

Section 8.15      Lease Termination Fees.    Borrower covenants and agrees that if any tenant of a space in a Project exercises a lease termination right under its lease for which a lease termination fee or other consideration is payable to Borrower, such lease termination fee or other consideration shall be paid to Lender to be held by Lender in a non-interest bearing reserve, which reserve may be commingled with Lender’s other funds, and, at Lender’s option, applied at any time to pay for future Leasing Costs and disbursed in accordance with Schedule 2.1, without regard to any requirement (such as that in Schedule 2.1, Part C, Item 10(c)) that Borrower pay a portion of such Leasing Costs from other funds.

ARTICLE 9

ANTI-MONEY LAUNDERING AND

INTERNATIONAL TRADE CONTROLS

Section 9.1      Compliance with International Trade Control Laws and OFAC Regulations.  Borrower represents, warrants and covenants to Lender that:

(a)       It is not now nor shall it be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)       No Borrower Party and no Person who owns a direct interest in Borrower is now nor shall be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Section 9.2      Borrower’s Funds.    Borrower represents, warrants and covenants to Lender that:

(a)       It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in the Borrower are derived (1) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (2) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)       To the best of its knowledge, neither Borrower, nor any Borrower Party, nor any holder of a direct interest in Borrower, nor any Person providing funds to Borrower (1) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (2) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (3) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(c)       Borrower shall make payments on the Loan using funds invested in Borrower, Operating Revenues or insurance proceeds unless otherwise agreed to by Lender.

(d)       To the best of Borrower’s knowledge, as of the Closing Date and at all times during the term of the Loan, all Operating Revenues are and will be derived from lawful business activities of the Projects’ tenants or other permissible sources under U.S. law.

(e)       On the Maturity Date or upon any Partial Release, Borrower will take reasonable steps to verify that funds used to repay the Loan in full or any portion thereof (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

ARTICLE 10

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loan:

Section 10.1      Payments. Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days after the date when due, or Borrower’s failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 10.2      Insurance.    Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 10.3      Transfer.    Any Transfer occurs in violation of Section 8.1 of this Agreement.

Section 10.4      Covenants. Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents (other than those agreements, covenants and provisions referred to elsewhere in this Article 10), and the continuance of such failure for ten (10) days after notice by Lender to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional thirty (30) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within ten (10) days but, using reasonable diligence, is curable within such 30 day period; (c) Borrower is diligently undertaking to cure such default, and (d) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing failure. The notice and cure provisions of this Section 10.4) do not apply to the other Events of Default described in this Article 10 or to Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in Article 9 (for which no notice and cure period shall apply).

Section 10.5      Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 10.6      Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof.

Section 10.7      Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in the Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its Debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 10.8      Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

ARTICLE 11

REMEDIES

Section 11.1      Remedies — Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.7 or Section 10.8, the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 10.7 or Section 10.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Lender’s sole discretion.

Section 11.2      Remedies — Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Lender may (a) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the obligation, if any, of Lender to advance amounts hereunder, and (c) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 11.3      Lender’s Right to Perform the Obligations.    If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon any Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to such Project, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, INCURRED OR ACCRUING BY REASON OF ANY ACTS PERFORMED BY LENDER PURSUANT TO THE PROVISIONS OF THIS Section 11.3, INCLUDING THOSE ARISING FROM THE JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE OF LENDER, EXCEPT AS A RESULT OF LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. All sums paid by Lender pursuant to this Section 11.3 and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 12

MISCELLANEOUS

Section 12.1  Notices.    Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy or electronic mail (provided that for both telecopy and electronic mail delivery, an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1). All such notices shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	JP-KBS Richardson Holdings, LLC c/o JP Realty Partners, Ltd. 14801 Quorum Drive, Suite 200 Dallas, Texas 75254 Attention: Mark Jordan Telecopy: 972.458.7601 E-Mail: mjordan@jppartners.net

with a copy to:	KBS SOR Richardson Portfolio JV, LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 Attention: David E. Snyder Telecopy: 949.417.6518 E-Mail: dsnyder@kbs-ca.com

If to Lender:	General Electric Capital Corporation 14951 Dallas Parkway, Suite 600 Dallas, Texas 75254 Attention: Asset Manager/Richardson Portfolio Telecopy: 972.447.3125 E-Mail: scot.florsheim@gecapital.com

Any notice so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (a) when actually delivered, (b) on the first Business Day after deposit with an overnight air courier service, or (c) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage). Any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1. Except for telecopy and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 12.2    Amendments and Waivers; References. No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought. This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, the Borrower and Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 12.1 regarding notices. Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 12.3    Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (b) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 12.3) shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 12.4    Invalid Provisions.  If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 12.5    Reimbursement of Expenses.  Borrower shall pay all costs and expenses incurred by Lender in connection with the negotiation, documentation, closing, disbursement and administration of the Loan, including fees and expenses of Lender’s attorneys and Lender’s environmental, engineering, accounting and other consultants; fees, charges and taxes for the recording or filing of Loan Documents; financial investigation, audit and inspection fees and costs; settlement of condemnation and casualty awards; title search costs, premiums for title insurance and endorsements thereto; and fees and costs for UCC and litigation searches and background checks. Borrower shall, upon request, promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Lender under the Loan Documents or with respect to any Project (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Lender, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

Section 12.6    Approvals; Third Parties; Conditions.  All rights retained or exercised by Lender to review or approve leases, contracts, plans, studies and other matters, including Borrower’s and any other Person’s compliance with the provisions of Article 9 and compliance with laws applicable to Borrower, the Project or any other Person, are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.

Section 12.7    Lender Not in Control; No Partnership.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or to create an equity in any Project in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Projects or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (a) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and Lender does not intend to ever assume such status; (b) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Lender and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create any equity in the Project in Lender, or any sharing of liabilities, losses, costs or expenses.

Section 12.8    Time of the Essence.    Time is of the essence with respect to this Agreement.

Section 12.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and the respective successors and assigns of Lender and Borrower, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.

Section 12.10  Renewal, Extension or Rearrangement.    All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, at any time during the term of the Loan Lender may elect to divide the Loan into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate with Lender and to execute such documents as Lender reasonably may request to effect such division of the Loan.

Section 12.11  Sale of Loan, Participation. Lender, at any time and without the consent of Borrower or any Borrower Party, may grant participations in or sell, transfer, assign and convey all or any portion of its right, title and interest in and to the Loan, this Agreement and the other Loan Documents and any collateral given to secure the Loan. Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Project) any and all information which Lender may have with respect to the Projects, Borrower and any Borrower Party, whether provided by Borrower, any Borrower Party or any third party, or obtained as a result of any environmental assessments. Borrower and each Borrower Party agrees that Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrower and the other Borrower Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Lender from any and all liabilities, claims, damages, or causes of action arising out of, connected with or incidental to the delivery of any such information to any third party.

Section 12.12  Waivers.    No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 12.13  Cumulative Rights.    Rights and remedies of Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.14  Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.15  Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects,” the phrase “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval at Lender’s sole discretion, and the phrase “acceptable to Lender” shall mean “acceptable to Lender at Lender’s sole discretion.”

Section 12.16  Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.17  Titles of Articles, Sections and Subsections.  All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.18  Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender’s participation in the Loan, provided that all references to Borrower contained in any such press releases, advertisements or promotional materials shall be approved in writing by Borrower in advance of issuance. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

Section 12.19  Survival. All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 12.20  WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT.

Section 12.21  Punitive or Consequential Damages; Waiver.  Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto.

Borrower represents and warrants to Lender that as of the Closing Date neither Borrower nor any Borrower Party has any claims against Lender in connection with the Loan.

Section 12.22  Governing Law. The Loan Documents are being executed and delivered, and are intended to be performed, in the State of Texas and the laws of the State of Texas and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.

Section 12.23  Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by Lender with respect to the Loan. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.

Section 12.24  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1    Limitation on Liability.

(a)       Except as provided below in this Section 13.1, Borrower shall not be personally liable for amounts due under the Loan Documents.

(b)       Borrower shall be personally liable to Lender for any deficiency, loss or damage suffered by Lender because of: (1) Borrower being indicted for or charged with commission of a criminal act, (2) the failure by Borrower or any Borrower Party to apply any funds derived from the Project, including Operating Revenues, security deposits, insurance proceeds and condemnation awards, as required by the Loan Documents; (3) the fraud or intentional misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan; (4) Borrower’s collection of rents more than one month in advance or entering into, modifying or canceling leases, or receipt of monies by Borrower or any Borrower Party in connection with the modification or cancellation of any leases, in violation of this Agreement or any of the other Loan Documents; (5) Borrower’s interference with Lender’s exercise of rights under the Assignment of Rents and Leases; (6) Borrower’s failure to turn over to Lender all tenant security deposits upon Lender’s demand following an Event of Default; (7) Borrower’s failure to timely renew any letter of credit issued in connection with the Loan; (8) Borrower’s failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting the Project; (9) damage or destruction to the Project caused by the negligent or intentional acts or omissions of Borrower, its agents, employees, or contractors; (10) Borrower’s failure to perform its obligations with respect to environmental matters under Article

5; (11) Borrower’s failure to pay for any loss, liability or expense incurred by Lender arising out of any claim or allegation made by Borrower, its successors or assigns, or any creditor of Borrower, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrower and Lender; or (12) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents. Borrower also shall be personally liable to Lender for any and all attorneys’ fees and expenses and court costs incurred by Lender in enforcing this Section 13.1(b) or otherwise incurred by Lender in connection with any of the foregoing matters, regardless of whether such matters are legal or equitable in nature or arise under tort or contract law.

(c)      Notwithstanding anything to the contrary contained in the Loan Documents, the limitation on Borrower’s liability contained in Section 13.1(a) SHALL BECOME NULL AND VOID and shall be of no further force and effect if:

  (1)      any Transfer in violation of the Loan Documents occurs;

  (2)      Borrower or any of its members, partners or shareholders files a petition under the United States Bankruptcy Code or similar state insolvency laws; or

  (3)      Borrower becomes the subject of an involuntary proceeding under the United States Bankruptcy Code or similar state insolvency laws, and either (A) Borrower or any Affiliate of Borrower conspired or cooperated with one or more creditors of Borrower to commence such involuntary proceeding, or (B) Borrower fails to use commercially reasonable efforts to obtain a dismissal of such involuntary proceeding.

  (d)    The limitation on Borrower’s personal liability in Section 13.1(a) shall not modify, diminish or discharge the personal liability of (1) any Guarantor or (2) any Joinder Party.

  (e)    Nothing in this Section 13.1 shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Lender under the Loan Documents or to require that all Collateral shall continue to secure the amounts due under the Loan Documents.

Section 13.2    Limitation on Liability of Lender’s Officers, Employees, Etc.    Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

EXECUTED as of the date first written above.

LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Paul Young
Paul Young, Authorized Signatory

Signature Page — Loan Agreement

BORROWER:

JP-KBS RICHARDSON HOLDINGS, LLC, a Delaware limited liability company
By:	JP-RICHARDSON, LLC, a Delaware limited liability company, Managing Member

By: /s/ Mark D. Jordan
Mark D. Jordan, Manager

Signature Page — Loan Agreement

JOINDER

By executing this Joinder (the “Joinder”), the undersigned (“Joinder Parties”) jointly and severally guarantee the payment and performance by Borrower of Borrower’s obligations with respect to environmental matters under Article 5 of this Agreement, and all obligations and liabilities for which Borrower is personally liable under Section 13.1 of the Agreement to which this Joinder is attached. This Joinder is a guaranty of full and complete payment and performance and not of collectability.

1.            Waivers.  To the fullest extent permitted by applicable law, each Joinder Party waives all rights and defenses of sureties, guarantors, accommodation parties and/or co-makers and agrees that its obligations under this Joinder shall be primary, absolute and unconditional, and that its obligations under this Joinder shall be unaffected by any of such rights or defenses, including:

(a)      the unenforceability of any Loan Document against Borrower and/or any Guarantor or other Joinder Party;

(b)      any release or other action or inaction taken by Lender with respect to the Collateral, the Loan, Borrower, any Guarantor and/or any other Joinder Party, whether or not the same may impair or destroy any subrogation rights of any Joinder Party, or constitute a legal or equitable discharge of any surety or indemnitor;

(c)      the existence of any collateral or other security for the Loan, and any requirement that Lender pursue any of such collateral or other security, or pursue any remedies it may have against Borrower, any Guarantor and/or any other Joinder Party;

(d)      any requirement that Lender provide notice to or obtain a Joinder Party’s consent to any modification, increase, extension or other amendment of the Loan, including the guaranteed obligations;

(e)      any right of subrogation (until payment in full of the Loan, including the guaranteed obligations, and the expiration of any applicable preference period and statute of limitations for fraudulent conveyance claims);

(f)      any defense based on any statute of limitations;

(g)      any payment by Borrower to Lender if such payment is held to be a preference or fraudulent conveyance under bankruptcy laws or Lender is otherwise required to refund such payment to Borrower or any other party; and

(h)      any voluntary or involuntary bankruptcy, receivership, insolvency, reorganization or similar proceeding affecting Borrower or any of its assets.

2.          Agreements. Each Joinder Party further represents, warrants and agrees that:

(a)       The obligations under this Joinder are enforceable against each such party and are not subject to any defenses, offsets or counterclaims;

(b)       The provisions of this Joinder are for the benefit of Lender and its successors and assigns;

(c)       Lender shall have the right to (1) renew, modify, extend or accelerate the Loan, (2) pursue some or all of its remedies against Borrower, any Guarantor or any Joinder Party, (3) add, release or substitute any collateral for the Loan or party obligated thereunder, and (4) release Borrower, any Guarantor or any Joinder Party from liability, all without notice to or consent of any Joinder Party (or other Joinder Party) and without affecting the obligations of any Joinder Party (or other Joinder Party) hereunder;

(d)       Each Joinder Party covenants and agrees to furnish to Lender, within ninety (90) days after the end of each fiscal year of such Joinder Party, a current (as of the end of such fiscal year) balance sheet of such Joinder Party, in scope and detail satisfactory to Lender, certified by the chief financial representative of such Joinder Party and, if required by Lender, prepared on a review basis and certified by an independent public accountant satisfactory to Lender;

(e)       Each Joinder Party has reviewed the provisions of Article 9 of the Agreement, and hereby makes, for itself, himself, or herself (as applicable), in the place and stead of Borrower, all representations, warranties, covenants and agreements contained in Article 9;

(f)       TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH JOINDER PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON. THIS WAIVER IS A MATERIAL INDUCEMENT TO LENDER TO ENTER INTO THE AGREEMENT; and

(g)       Each Joinder Party hereby irrevocably and unconditionally submits to the jurisdiction of the courts to the state in which any Project is located, and further irrevocably and unconditionally stipulates and agrees that the federal courts in the state where the Projects is located or the District Court of such state in and for the county in which any Project is located shall have jurisdiction to hear and finally determine any dispute, claim, controversy or action arising out or connected, directly or indirectly, with this Joinder. Each Joinder Party does hereby irrevocably and unconditionally appoint Mark Jordan with an address at 14801 Quorum Drive, Suite 200, Dallas, Texas 75254, as his/her agent (the “Process Agent”) to receive on behalf of such Joinder Party service of copies of the summons and complaint and any other process or papers which may be served in any action or proceeding arising out of or connected with this Joinder. Nothing in this Joinder shall affect the right of Lender to bring an action or proceeding against any Joinder Party or his/her property in the courts of any other jurisdiction. The foregoing advance consent to the jurisdiction of the above-described courts and the appointment of the Process Agent are material inducements for Lender to make the Loan to Borrower and accept this Joinder.

This Joinder shall be governed by the laws of the State of Texas.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Executed as of November 18, 2011.

JOINDER PARTIES:

/s/ Authorized Signatory
Authorized Signatory

JP-RICHARDSON, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Authorized Signatory

Signature Page — Joinder to Loan Agreement

EXHIBIT A

LEGAL DESCRIPTION OF PROJECTS

Greenway I

TRACT 1 (Fee Simple):

BEING a 3.216 acre tract of land situated in the City of Richardson, Dallas County, Texas; said tract being out of the A.T. Nanny Survey, Abstract No. 1093, Dallas County, Texas, and being a portion of a tract of land conveyed to Oklahoma Publishing Co. by deed recorded in Volume 523, Page 1737, Dallas County Records, and recorded on March 25, 1965 in Volume 650, Page 244, Collin County Records, said tract also being Lot 1, Block 4 of Greenway, an Addition to the City of Richardson, according to the map thereof recorded in Volume 83006, Page 1314, Map Records, Dallas County, Texas, said tract being more particularly described as follows:

BEGINNING at a found 1/2 inch iron rod, said point being located in the northwesterly right-of-way line of Greenville Avenue (a 100 foot right-of-way), said point being located in the southerly line of said Lot 1 and the point of curvature of curve to the left having a central angle of 11°03’51” a radius of 1205.92 feet and a chord bearing and distance of South 49°13’44” West, 232.51 feet;

THENCE along said curve to the left with the northwesterly right-of-way line of Greenville Avenue and the southerly line of said Lot 1, for an arc distance of 232.87 feet to a found 1/2 inch iron rod for corner;

THENCE North 42°03’25” West, leaving said lines, a distance of 34.26 feet, to a found ‘x’ in concrete for corner;

THENCE North 47°56’35” East, a distance of 20.00 feet to a set ‘x’ in concrete for corner;

THENCE North 42°03’25” West, a distance of 177.00 feet to a found 1/2 inch iron rod for corner;

THENCE South 47°56’35” West, a distance of 22.00 feet to a found ‘x’ in concrete for corner;

THENCE North 42°03’25” West, a distance of 187.00 feet to a found ‘x’ in concrete for corner;

THENCE South 47°56’35” West, a distance of 12.00 feet to a found ‘x’ in concrete for corner;

THENCE North 42°03’25” West, a distance of 43.00 feet to a found ‘x’ in concrete for corner in the southeasterly right-of-way line of Lakeside Boulevard (80 foot R.O.W.) and the northerly line of said Lot 1;

THENCE North 47°56’35” East, along the southeasterly right-of-way line of said Lakeside Boulevard and the said northerly line of Lot 1, a distance of 247.14 feet to a found 1/2 inch iron rod said point being the point of curvature of a tangent curve to the right having a central angle of 57°36’27”, a radius of 50.00 feet and a tangent length of 27.49 feet;

THENCE continuing along said curve to the right and said southeasterly line of Lakeside Boulevard and the said northerly line of Lot 1, an arc distance of 50.27 feet to a found 1/2 inch iron rod said point being the curvature of a reverse curve to the left having a central angle of 25°12’55”, a radius of 118.00 feet, and a tangent length of 26.39 feet;

THENCE continuing along said curve to the left and said southeasterly line of Lakeside Boulevard and the said northerly line of Lot 1, an arc distance of 51.93 feet to a found 1/2 inch iron rod, said point being the curvature of a reverse curve to the right having a central angle of 57°36’29”, a radius of 50.00 feet, and a tangent length of 27.49 feet;

THENCE continuing along said curve to the right and said southeasterly line of Lakeside Boulevard and the said northerly line of Lot 1, an arc distance of 50.27 feet to a found 1/2 inch iron rod, said point being the corner in southwesterly right-of-way line of Lawnview Drive (80 feet R.O.W.) and the northeasterly line of said Lot 1;

THENCE South 42°03’25” East, continuing along the said the southwesterly right-of-way line of said Lawnview Drive and the northeasterly line of said Lot 1, a distance of 208.82 feet to the found 1/2 inch iron rod of a curvature of a tangent curve to the right having a central angle of 04°36’17”, a radius of 668.40 feet and a tangent length of 26.87 feet;

THENCE continuing along said curve to the right with the southwesterly right-of-way line of Lawnview Drive and the northeasterly line of said Lot 1, an arc distance of 53.72 feet to the found 1/2 inch iron rod of curvature of a tangent curve to the right having a central angle of 92°12’47”, a radius of 90.00 feet and a tangent length of 93.55 feet;

THENCE continuing along said curve to the right and said southwesterly line of Lawnview Drive and said northeasterly line of Lot 1, an arc distance of 144.85 feet to the POINT OF BEGINNING and CONTAINING 140,090.42 square feet or 3.216 acres of land, more or less.

Tract 2:

Access Easement Estate created in Mutual Access Easement dated May 2, 1985, filed for record on May 9, 1985 and recorded in Volume 85092, Page 963, Deed Records, Dallas County, Texas, and amended by First Amendment to Mutual Access Easement recorded in Volume 96247, Page 3322 of the Deed Records of Dallas County, Texas, and by Second Amendment to Mutual Access Easement dated on or about July 31, 2007 and recorded or to be recorded in the Deed Records of Dallas County, Texas, including the following described land:

BEING a 0.012 acre tract of land in the City of Richardson, Dallas County, Texas; said tract being out of the A.T. Nanny Survey, Abstract No. 1093, Dallas County, Texas, and being a portion of a tract of land conveyed by deed to Oklahoma Publishing Co. as recorded in Volume 523, Page 1737, Deed Records, Dallas County, Texas, and recorded on March 25, 1965 in Volume 650, Page 244, Collin County Records, said tract also being part of Lot 2, Block 4 of

Greenway, an addition to the City of Richardson as recorded in Volume 83006, Page 1322, Map Records, Dallas County, Texas, and being more particularly described as follows:

BEGINNING at a point for corner, said point being the northwest corner of said Lot 2 and the southwest corner of Lot 1 of said Block 4, also being in the southerly right-of-way line of Lakeside Boulevard (a 80 foot R.O.W.);

THENCE South 42° 03’ 25” East, leaving said southerly right-of-way line, for a distance of 43.00 feet to a point for corner;

THENCE South 47° 56’ 35” West, for a distance of 12.00 feet to a point for corner;

THENCE North 42° 03’ 25” West, for a distance of 43.00 feet to a point for corner, being in said southerly right-of-way line of Lakeside Boulevard;

THENCE North 47° 56’ 35” East, for a distance of 12.00 feet to the POINT OF BEGINNING and CONTAINING 516 square feet or 0.012 acre of land, more or less.

Tract 3:

Parking Easement Estate created in Mutual Access Easement dated May 2, 1985, filed for record on May 9, 1985 and recorded in Volume 85092, Page 963, Deed Records, Dallas County, Texas, and amended by First Amendment to Mutual Access Easement recorded in Volume 96247, Page 3322 of the Deed Records of Dallas County, Texas, and by Second Amendment to Mutual Access Easement dated on or about July 31, 2007 and recorded or to be recorded in the Deed Records of Dallas County, Texas.

Greenway II

Tract 1:

BEING 4.902 acre tract of land out of the A.T. Nanny Survey, Abstract No. 1093, Dallas County, Texas and being all of Lot I, Block 2, Greenway, an addition to the City of Richardson, Texas, as recorded in Volume 85126, Page 2756, Map Records, Dallas County, Texas. Said 4.902 acre tract of land being more particularly described by metes and bounds as follows:

BEGINNING at a found “x” in concrete, being located at the southeast corner of said Lot 1• and also being located in the north right-of-way of Lakeside Boulevard (an 80’ R.O.W.) and also being the point of curvature of a curve to the left, having a delta of 19°32’55”, a radius of 440.00 feet and a chord bearing and distance of North 59°10’36” West, 149.40 feet;

THENCE along said curve and following along said north line of Lakeside Boulevard, an arc distance of 150.12 feet to a found 1/2 inch iron rod and the point of tangency of said curve;

THENCE North 68°57’04” West, continuing along said north line of Lakeside Boulevard, for a distance of 255.00 feet to a set 1/2 inch iron rod, being located in the east right-of-way line of the H.& T.C. Railroad property (a 100’ R.O.W.);

THENCE North 21°02’56” East, leaving said north line of Lakeside Blvd, and following along said east line of H. & T.C. Railroad tract, for a distance of 295.00 feet to a set 1/2 inch iron rod;

THENCE North 89°51’07” East, leaving said east line of H. & T.C. Railroad tract, for a distance of 609.71 feet to a found 5/8 inch iron rod;

THENCE South 00°08’53” East, for a distance of 129.51 feet to a found 5/8 inch iron rod;

THENCE South 47°56’35” West along the east line of said Lot 1 and also being the west property line of Lot 2, Block 2, Greenway Addition, recorded in Volume 87004, Page 3217,. M.R.D.C.T., for a distance of 471.01 feet to the POINT OF BEGINNING and CONTAINING 213,549 square feet or 4.902 acres of land, more or less.

Tract 2:

Mutual Access Easement along portions of Lot 2, Block 2, Greenway Addition as depicted on the plat recorded in Volume 87004, Page 3217, Map Records, Dallas County, Texas.

Greenway III

Tract 1: (Fee Simple)

BEING a 4.031 acre tract of land situated in the City of Richardson, Dallas County, Texas; said tract being out of the A.T. Nanny Survey, Abstract No. 1093, Dallas County, Texas, and being a portion of a tract of land conveyed to Oklahoma Publishing Co. by deed recorded in Volume 523, Page 1737, Dallas County Records, and recorded on March 25, 1965 in Volume 650, Page 244, Collin county Records, said tract also being Lot 2, Block 4 of Greenway, an Addition to the City of Richardson, according to the Map thereof recorded in Volume 83006, Page 1322, Map Records, Dallas County, Texas, and being more particularly described as follows:

COMMENCING from a point in the northwesterly right-of-way line of Greenville Avenue (120 foot R.O.W.), said point being the southwest corner of Tract 2, Parcel C as conveyed to Hunt Properties as recorded in Volume 69193, Page 1513, Dallas County, Texas;

THENCE South 60 degrees 46 minutes 59 seconds West, along the northwesterly right-of-way of said Greenville Avenue for a distance of 512.53 feet to the point of curvature of a tangent curve to the left having a central angle of 17 degrees 05 minutes 11 seconds, a radius of 1205.92 feet, and a tangent length of 181.16 feet;

THENCE continuing along said curve to the left with the northwesterly right-of-way line of said Greenville Avenue, an arc distance of 359.62 feet to a found 1/2 inch iron rod the POINT OF BEGINNING, said point being the most southerly southeast corner of said Lot 2 and the point of curvature of a continuous curve to the left having a central angle of 14 degrees 20 minutes 06 seconds a radius of 1205.92 feet, and a tangent length of 151.65 feet;

THENCE continuing along said curve to the left with the northwesterly right-of-way line of said Greenville Avenue and the southeasterly line of said Lot 2, for an arc distance of 301.71 feet to a found “X” in concrete for corner;

THENCE North 60 degrees 38 minutes 18 seconds West, leaving said northwesterly line of said Greenville Avenue and following the westerly line of said Lot 2, a distance of 84.99 feet to a found chiseled “X” on face of curb;

THENCE North 69 degrees 03 minutes 25 seconds West, continuing along said westerly line, a distance of 332.83 feet to a found 1/2 inch iron rod for corner in the southeasterly right-of-way line of Lakeside Boulevard (80 foot R.O.W.) and the northwesterly line of said Lot 2;

THENCE North 20 degrees 56 minutes 35 seconds East, along the southeasterly right-of-way line of said Lakeside Boulevard and the northwesterly line of said Lot 2, a distance of 90.00 feet to a found 1/2 inch iron rod for corner, said point being the point of curvature of a tangent curve to the right having a central angle of 27 degrees 00 minutes 00 seconds a radius of 760.00 feet and a tangent length of 182.46 feet;

THENCE continuing along said curve to the right with the southeasterly right-of-way line of Lakeside Boulevard and said northwesterly line of said Lot 2, an arc distance of 358.14 feet to a found 1/2 inch iron rod for corner;

THENCE North 47 degrees 56 minutes 35 seconds East, along the southeasterly right-of-way line of Lakeside Boulevard and said northwesterly line of said Lot 2, a distance of 33.94 feet, to an “X” found in concrete for corner;

THENCE South 42 degrees 03 minutes 25 seconds East, leaving said lines, a distance of 43.00 feet to an “X” found in concrete for corner;

THENCE North 47 degrees 56 minutes 35 seconds East, a distance of 12.00 feet to an “X” found in concrete for corner;

THENCE South 42 degrees 03 minutes 25 seconds East, a distance of 187.00 feet to an “X” found in concrete for corner;

THENCE North 47 degrees 56 minutes 35 seconds East, a distance of 22.00 feet to a set 1/2 inch iron rod for corner;

THENCE South 42 degrees 03 minutes 25 seconds East, a distance of 177.00 feet to an “X” found in concrete for corner;

THENCE South 47 degrees 56 minutes 35 seconds West, a distance of 20.00 feet to an “X” found in concrete for corner;

THENCE South 42 degrees 03 minutes 25 seconds East, a distance of 34.26 feet to the POINT OF BEGINNING and CONTAINING 175,592.29 square feet or 4.031 acres of land, more or less.

Tract 2: (Easement Estate)

Easement Estate created in Mutual Easement Agreement executed by and between Dal-Mac Greenway 1A, Ltd., a Texas limited partnership and Crow-TCB-Richardson, a Texas limited partnership, dated March 15, 1985, filed for record on June 14, 1985 and recorded in Volume 85117, Page 2633, Deed Records, Dallas County, Texas, including the following described land:

BEING a 0.024 acre tract of land out of Lot 3, Block 4, Greenway, an addition to the City of Richardson, Texas, as recorded in Volume 85040, Page 4683, Map Records, Dallas County, Texas and being the same tract described as Exhibit “C”, as recorded in Volume 85117, Page 2633, Deed Records, Dallas County, Texas. Said 0.024 acre tract of land being more particularly described by metes and bounds as follows:

BEGINNING at a point, being the northeast corner of said Lot 3 and the southeast corner of Lot 2, Block 4, Greenway addition, as recorded in Volume 83006, Page 1322, M.R.D.C.T. and also being located in the northwesterly right-of-way line of Greenville Avenue (a 120’ right-of-way)

and being the point of curvature of a curve to the left, having a delta of 00 degrees 45 minutes 37 seconds, a radius of 1,205.92 feet and a chord bearing and distance of South 43 degrees 18 minutes 24 seconds West, 16.00 feet;

THENCE along said and following along the easterly line of said Lot 3 and the northwesterly line of said Greenville Avenue, an arc distance of 16.00 feet to the end of said curve;

THENCE North 56 degrees 44 minutes 25 seconds West, leaving said lines, for a distance of 81.32 feet to a point;

THENCE North 29 degrees 21 minutes 42 seconds East, for a distance of 10.00 feet to a point located in the north line of said Lot 3 and the south line of said Lot 4;

THENCE South 60 degrees 38 minutes 18 seconds East, following along said lines, for a distance of 84.99 feet to the POINT OF BEGINNING and CONTAINING 1,065 square feet or 0.024 acres of land, more or less.

Tract 3 (Easement Estate):

Access Easement Estate created in Mutual Access Easement dated May 2, 1985, filed for record on May 9, 1985 and recorded in Volume 85092, Page 963, Deed Records, Dallas County, Texas, and amended by First Amendment to Mutual Access Easement recorded in Volume 96247, Page 3322 of the Deed Records of Dallas County, Texas, and by Second Amendment to Mutual Access Easement dated on or about July 31, 2007 and recorded or to be recorded in the Deed Records of Dallas County, Texas, including the following described land:

BEING a 0.012 acre tract of land in the City of Richardson, Dallas County, Texas; said tract being out of the A.T. Nanny Survey, Abstract No. 1093, Dallas County, Texas, and being a portion of a tract of land conveyed by deed to Oklahoma Publishing Co. as recorded in Volume 523, Page 1737, Deed Records, Dallas County, Texas, and recorded on March 25, 1965 in Volume 650, Page 244, Collin County Records, said tract also being part of Lot 1, Block 4 of Greenway, an addition to the City of Richardson as recorded in Volume 83006, Page 1314, Map Records, Dallas County, Texas, and being more particularly described as follows:

BEGINNING at a point for corner, said point being the southwest comer of said Lot 1 and the northwest corner of Lot 2 of said Block 4, also being in the southerly right-of-way line of Lakeside Boulevard (a 80 foot R.O.W.);

THENCE North 47°56’35” East, along said southerly right-of-way line, for a distance of 12.00 feet to a point for corner;

THENCE South 42°03’25” East, leaving said southerly right-of-way line, for a distance of 43.00 feet to a point for corner;

THENCE South 47°56’35” West, for a distance of 12.00 feet to a point for corner;

THENCE North 42°03’25” West, for a distance of 43.00 feet to the POINT OF BEGINNING and CONTAINING 516 square feet or 0.012 acres of land, more or less.

Tract 4: (Easement Estate)

Parking Easement Estate created in Mutual Access Easement dated May 2, 1985, filed for record on May 9, 1985 and recorded in Volume 85092, Page 963, Deed Records, Dallas County, Texas, and amended by First Amendment to Mutual Access Easement recorded in Volume 96247, Page 3322 of the Deed Records of Dallas County, Texas, and by Second Amendment to Mutual Access Easement dated on or about July 31, 2007 and recorded or to be recorded in the Deed Records of Dallas County, Texas.

Palisades I

TRACT I

Being a tract or parcel of land situated in the John J. Vance Survey, Abstract No. 1513, City of Richardson, Collin and Dallas County, Texas, as conveyed by deed recorded in County Clerks’ No. 97-0037026, Deed Records, Collin County, Texas, and being a part of Lot 1, Block A, of Second Replat Palisades Central, an addition to the City of Richardson, Dallas and Collin Counties, Texas, according to the plat recorded in Volume 85164, Page 2204, Deed Records, Dallas County, Texas, and Cabinet F, Slides 268-269, Plat Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at a chiseled “X” set in concrete for corner at the intersection of the northwest line of U.S. Highway No. 75 (variable width right-of-way) and the north line of Palisades Boulevard (60.0 foot right-of-way), said rod being at the beginning of a curve to the left;

THENCE in a northwesterly direction along the north line of said Palisades Boulevard and along said curve to the left whose chord bears North 80°17’49” West a distance of 130.93 feet, having a radius of 360.00 feet, a central angle of 20°57’14”, and an arc length of 131.66 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said curve to the left;

THENCE South 89°13’34” West along the north line of said Palisades Boulevard a distance of 597.99 feet to a chiseled “X” set in concrete for corner, said “X” being the southeast corner of Lot 10, Block A of Palisades Central, an addition to the City of Richardson according to the plat recorded in Document No. 200600353953, Deed Records, Dallas County, Texas and Book 2006, Page 622, Plat Records, Collin County, Texas;

THENCE North 00°46’26” West along the common line between said Lot 1 and said Lot 10 for a distance of 230.31 feet to a chiseled “X” set in concrete for corner at the beginning of a curve to the right;

THENCE in a northeasterly direction along said common line and said curve to the right whose chord bears North 08°33’46” East a distance of 81.12 feet, having a radius of 250.00 feet, a central angle of 18°40’24”, and an arc length of 81.48 feet to a chiseled “X” set in concrete for corner at the end of said curve to the right and the beginning of a non-tangent curve to the left, said “X” being the most westerly southwest corner of Lot 3, Block A of said Second Replat Palisades Central;

THENCE in a southeasterly direction along the common line between said Lots 1 and 3, and along said non-tangent curve to the left whose chord bears South 76°05’49” East a distance of 238.17 feet, having a radius of 470.00 feet, a central angle of 29°21’15”, and an arc length of 240.79 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said non-tangent curve to the left;

THENCE North 89°13’34 East along said common line a distance of 20.44 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the beginning of a curve to the left;

THENCE in a northeasterly direction along said common line and said curve to the left whose chord bears North 65°25’54” East a distance of 282.42 feet, having a radius of 350.00 feet, a central angle of 47°35’20”, and an arc length of 290.70 feet to a chiseled “X” set in concrete for corner at the end of said curve to the left and the beginning of a compound curve to the left;

THENCE in a northeasterly direction along said common line and said compound curve to the left whose chord bears North 40°36’21” East a distance of 41.39 feet, having a radius of 1150.00 feet, a central angle of 02°03’44”, and an arc length of 41.39 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the southwest corner of Lot 2, Block A of said Second Replat Palisades Central;

THENCE North 89°13’34” East along the common line between said Lot 2 and said Lot 1, a distance of 335.40 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner in the northwest line of said U.S. Highway No. 75, said rod being in a non-tangent curve to the right;

THENCE in a southwesterly direction along the northwest line of said U.S. Highway No. 75 and said non-tangent curve to the right whose chord bears South 19°26’58” West a distance of 142.18 feet, having a radius of 5574.65 feet, a central angle of 01°27’41”, and an arc length of 142.19 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said non-tangent curve to the right;

THENCE South 20°10’49” West along the northwest line of said U.S. Highway No. 75 a distance of 305.60 feet to the POINT OF BEGINNING, and containing 259,414 square feet or 5.9553 acres of land, more or less.

TRACT II: EASEMENT ESTATE - Shown for informational purposes only. This tract has not been surveyed.

Being a non exclusive easement for vehicular and pedestrian ingress, egress and regress over, across, through and along private roads described in Reciprocal Easement Agreement between Carter Crowley Properties, Inc., a Texas corporation and Home Interiors & Gifts, Inc., a Texas corporation, dated October 15, 1993, filed November 5, 1993, recorded in/under Volume 93217, Page 3015 of the Real Property Records of DALLAS County, Texas (Also recorded in/under Clerk’s No. 93 0097019 of the Real Property Records of COLLIN County, Texas). Said private roads are shown as Roads A, B, C, E and F on plats recorded in Volume 85054, Page 4060, Map Records of DALLAS County, Texas and Volume E, Pages 8 and 9, Map Records of COLLIN County, Texas, SAVE AND EXCEPT those portions thereof abandoned by Replat recorded in Volume 2001015, Page 4931 of the Map Records of DALLAS County, Texas, and recorded in Volume M, Page 418 of the Map Records of COLLIN County, Texas.

Together with Easement Estate created by document in/under Volume 2001146, Page 02107 of the Real Property Records of Dallas County, Texas.

TRACT III:

Being a tract or parcel of land situated in the John J. Vance Survey, Abstract No. 1513, City of Richardson, Collin and Dallas County, Texas, as conveyed by deed recorded in County Clerks’

No. 97-0037026, Deed Records, Collin County, Texas, and being a part of Lot 1, Block A, of Second Replat Palisades Central, an addition to the City of Richardson, Dallas and Collin Counties, Texas, according to the plat recorded in Volume 85164, Page 2204, Deed Records, Dallas County, Texas, and Cabinet F, Slides 268-269, Plat Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at a point for corner at the intersection of the northwest line of U.S. Highway No. 75 (variable width right-of-way) and the south line of Palisades Boulevard (60.0 foot right-of-way), said rod being at the beginning of a curve to the left, from which a iron rod with red cap found bears South 62° 22’ 57” West a distance of 0.18 feet;

THENCE South 20° 10’ 49” West along the northwest line of said U.S. Highway No. 75 a distance of 193.70 feet to a  1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the northeast corner of Lot 1A, Block A of Palisades Central, an addition to the City of Richardson, Dallas County, Texas, according to the plat recorded in Volume 90158, Page 4352, Plat Records, Collin County, Texas, from which a  3/4” iron rod found bears South 89° 17’ 48” East a distance of 1.35 feet;

THENCE North 69° 49’ 11” West along the northerly line of said Lot 1A a distance of 30.00 feet to a  1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner, from which a  3/4” iron rod found bears South 88° 35’ 14” East a distance of 1.37 feet;

THENCE South 89° 13’ 34” West along said northerly line a distance of 383.00 feet to a point for corner in the east line of a tract of land conveyed to Fossil, Inc., by deed recorded in Volume 2005171, Page 12536, Deed Records, Dallas County, Texas, said rod being the northwest corner of said Lot 1A, from which a  1/2 inch iron rod found bears South 05° 29’ 52” East a distance of 0.19 feet;

THENCE North 00° 46’ 26” West along the common line between said Lot 1, and said Fossil, Inc., tract a distance of 190.00 feet to a  1/2” iron rod found for corner in the south line of said Palisades Boulevard, said rod also being at the northeast corner of said Fossil, Inc., tract;

THENCE North 89° 13’ 34” East along the south line of said Palisades Boulevard, a distance of 373.00 feet to a  1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the beginning of a curve to the right;

THENCE in a southeasterly direction along the south line of said Palisades Boulevard and along said curve to the right whose chord bears South 80° 17’ 46” East a distance of 109.11, having a central angle of 20° 57’ 15”, and an arc length of 109.72 feet to the POINT OF BEGINNING, and containing 85,183 square feet or 1.9555 acres of land, more or less.

Palisades II

TRACT 1

Being a tract or parcel of land situated in the John V. Vance Survey, Abstract No. 942 and the John J. Vance Survey, Abstract No. 1513, City of Richardson, Collin and Dallas County, Texas, as conveyed by deed recorded in County Clerks’ No. 97-0037026, Deed Records, Collin County, Texas, and being part of Lot 3, Block A of Second Replat Palisades Central, an addition to the City of Richardson, Dallas and Collin Counties, Texas, according to the plat recorded in Volume 85164, Page 2204, Deed Records, Dallas County, Texas, and Cabinet F, Slides 268-269, Plat Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner in the northwest line of U.S. Highway No. 75 (variable width right-of-way), and being the most easterly northeast corner of said Lot 3 and the southeast corner of Reserve Parcel “C”, Palisades Central, an addition to the City of Richardson according to the plat recorded in Volume 85054, Page 4060, Deed Records, Dallas County, Texas and Cabinet E, Slide 8-9, Plat Records, Collin County, Texas, said rod being in a curve to the right;

THENCE in a southerly direction along the northwest line of said U.S. Highway No. 75 and said curve to the right and whose chord bears South 15°55’20” West a distance of 150.00 feet, having a radius of 5579.65 feet, a central angle of 01°32’25”, and an arc length of 150.00 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner, said rod being the easterly common corner between said Lot 3 and Lot 2, Block A, of said Second Replat Palisades Central;

THENCE North 73° 18’ 27” West along the common line between said Lots 2 and 3 a distance of 258.10 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE South 59° 57’ 23” West along said common line a distance of 13.71 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE South 13° 13’ 14” West along said common line a distance of 152.52 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the beginning of a curve to the right;

THENCE in a southwesterly direction along said common line, and along said curve to the right whose chord bears South 27° 25’ 44” West a distance of 564.53 feet, having a radius of 1150.00 feet, a central angle of 28° 25’ 00”, and passing at a distance of 528.97 feet the westerly common corner between said Lot 2 and Lot 1, Block A, of said Second Replat Palisades Central, and continuing for a total arc length of 570.36 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said curve to the right, said rod being the beginning of a compound curve to the right;

THENCE in a southwesterly direction along the common line between said Lots 1 and 3, and along said compound curve to the right whose chord bears South 65°25’54” West a distance of

282.42 feet, having a radius of 350.00 feet, a central angle of 47°35’20”, and an arc length of 290.70 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said compound curve to the right;

THENCE South 89°13’34” West along said common line a distance of 20.44 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the beginning of a curve to the right;

THENCE in a northwesterly direction along said common line, and along said curve to the right whose chord bears North 76°05’49” West a distance of 238.17 feet, having a radius of 470.00 feet, a central angle of 29°21’15”, and an arc length of 240.79 feet to a chiseled “X” set in concrete for corner in the common line between said Lot 1 and Lot 10, Block A of Palisades Central, an addition to the City of Richardson according to the plat recorded in Document No. 200600353953, Deed Records, Dallas County, Texas and Book 2006, Page 622, Plat Records, Collin County, Texas,;

THENCE North 28° 34’ 51” East along said common line, passing at a distance of 50.00 feet the most easterly common corner between said Lot 10 and Lot 9, Block A of said Palisades Central continuing along the common line between said Lots 3 and 9 a total distance of 100.00 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the beginning of a non-tangent curve to the left, said rod being a common corner between said Lot 3 and Lot 9, said corner being at the beginning of a non-tangent curve to the left, from which a found 1/2 inch iron rod bears North 23° 42’ 41” East a distance of 0.76 feet;

THENCE in a easterly direction along said common line and said non-tangent curve to the left whose chord bears South 76° 05’ 47” East a distance of 187.50 feet, having a radius of 370.00 feet, a central angle of 29° 21’ 18” and an arc length of 189.57 feet to a 1/2 inch iron rod found for corner at the end of said non-tangent curve to the left;

THENCE North 89° 13’ 34” East along said common line a distance of 20.44 feet to a 1/2 inch iron rod found for corner at the beginning of a curve to the left;

THENCE in a easterly direction along said common line and said curve to the left whose chord bears North 75° 21’ 12” East a distance of 119.88 feet, having a radius of 250.00 feet, a central angle of 27° 44’ 44” and an arc length of 121.06 feet to a 1/2 inch iron rod found for corner at the end of said curve to the left, from which a found 3/4” iron rod bears North 81° 30’ 46” East a distance of 1.19 feet;

THENCE North 45° 23’ 56” West along said common line a distance of 207.95 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE North 44° 36’ 04” East along said common line a distance of 35.83 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner, from which a found 3/4” iron rod bears North 88° 25’20” East a distance of 1.32 feet;

THENCE North 45° 23’ 56” West along said common line, passing at a distance of 73.96 feet the easterly common corner between Lot 8, Block A of said Palisades Central and said Lot 9, continuing along the common line between said Lots 3 and 8 a total distance of 114.41 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner, from which a found 1/2” iron rod bears South 29° 30’ 33” West a distance of 0.34 feet;

THENCE North 00° 23’ 56” West along said common line a distance of 128.12 feet to a chiseled “X” set in concrete for corner;

THENCE North 44° 36’ 04” East along said common line a distance of 278.57 feet to an “X” marked on pavement found for corner in a southwesterly line of Lot 4B, Block A of said Palisades Central, said “X” being the most northerly common corner between said Lot 3 and said Lot 8;

THENCE South 45° 23’ 56” East along the common line between said Lots 3 and 4B a distance of 356.01 feet to an iron rod with yellow plastic cap stamped “BGT” found for corner at the beginning of a non-tangent curve to the left;

THENCE in a northeasterly direction along said common line and said non-tangent curve to the left whose chord bears North 18° 29’ 03” East a distance of 192.65 feet, having a radius of 1050.00 feet, a central angle of 10° 31’ 38” and an arc length of 192.92 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said non-tangent curve to the left, from which a found 1/2” iron rod bears South 50° 52’ 45” East a distance of 0.23 feet;

THENCE North 13° 13’ 14” East along said common line a distance of 295.00 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner, from which a found 1/2 inch iron rod bears North 21° 08’ 10” East a distance of 1.19 feet;

THENCE South 76° 46’ 46” East along said common line and passing at a distance of 50.00 feet an easterly corner of said Lot 4B and continuing for a total distance of 100.00 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner in a westerly line of said Reserve Parcel “C”;

THENCE South 13°13’14” West along the common line between said Lot 3 and said Reserve Parcel “C” a distance of 10.97 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE South 34°0440” East along said common line a distance of 13.55 feet to a 1/2 inch iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE South 81°22’34” East along said common line a distance of 265.57 feet to the POINT OF BEGINNING, and containing 319,915 square feet or 7.3442 acres of land, more or less.

TRACT 2: EASEMENT ESTATE - Shown for informational purposes only. This tract has not been surveyed.

Being a non-exclusive easement for vehicular and pedestrian ingress, egress and regress over, across, through and along private roads described in Reciprocal Easement Agreement executed by and between Carter-Crowley Properties, Inc. a Texas corporation and Home Interiors & Gifts, Inc. a Texas corporation, dated effective as of October 15, 1993, filed November 5, 1993, recorded in Volume 93217, Page 3015, Deed Records of Dallas County, Texas and under Clerk’s File No. 93-0097019, Land Records, Collin County, Texas. Said private roads are shown as Roads A, B, C, E and F on plats recorded in Volume 85054, Page 4060 Map Records, Dallas County, Texas and Cabinet E, Page 8 and 9, Map Records, Collin County, Texas.

Together with an easement estate created in/under Volume 2001146, Page 2107, Real Property Records of Dallas County, Texas.

Palisades III

TRACT 1:

Being a tract or parcel of land situated in the John V. Vance Survey, Abstract No. 942 and the John J. Vance Survey, Abstract No. 1513, City of Richardson, Collin and Dallas County, Texas, as conveyed by deed recorded in County Clerks’ No. 97-0037026, Deed Records, Collin County, Texas, and being all of Lots 4B, 5A, 6A, 7A, 8, 9, 10 and 11, Block A, Palisades Central, an addition to the City of Richardson according to the plat recorded in Document No. 200600353953, Deed Records, Dallas County, Texas and Book 2006, Page 622, Plat Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner at the intersection of the east line of Collins Boulevard (a 100’ right-of-way) and the north line of Palisades Boulevard (a 60’ right-of-way), said rod being the southwest corner of said Lot 10, from which a found iron rod with yellow plastic cap stamped “BGT” bears North 29°06’10” West a distance of 0.89 feet;

THENCE North 00° 46’ 26” West along the common line between said Lot 10 and said Collins Boulevard for a distance of 611.30 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” found for corner at the beginning of a tangent curve to the right;

THENCE in a northerly direction along said tangent curve to the right and said common line whose chord bears North 02° 39’ 49” East a distance of 233.84 feet, having a radius of 1950.00 feet, a central angle of 6° 52’ 30”, and an arc length of 233.98 feet to 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner and end of said curve to the right;

THENCE North 06° 06’ 04” East along said common line a distance of 285.77 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner and the beginning of a tangent curve to the right;

THENCE in a northeasterly direction along said common line and said tangent curve to the right whose chord bears North 20° 40’ 19” East a distance of 357.24 feet, having a radius of 710.00 feet, a central angle of 29° 08’ 30”, passing at an arc length of 277.09 feet the westerly common corner of said Lots 10 and 11, continuing along the common line between said Lot 11 and said Collins Boulevard for a total arc length of 361.12 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said curve to the right and the beginning of a reverse curve to the left;

THENCE in a northeasterly direction along said common line and said reverse curve to the left whose chord bears North 23° 38’ 13” East a distance of 325.91 feet, having a radius of 810.00 feet, a central angle of 23° 12’ 42” and an arc length of 328.15 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” found for corner at the intersection of the east line of said Collins Boulevard and the southerly line of Palisades Creek Drive (a 60’ right-of-way), said rod being the northwesterly corner of said Lot 11 and the beginning of a non-tangent curve to the left;

THENCE in an easterly direction along the common line between said Palisades Creek Drive and said Lot 11 and along said non-tangent curve to the left whose chord bears North 77° 56’ 28” East a distance of 181.42 feet, having a radius of 330.00 feet, a central angle of 31° 54’ 31” and an arc length of 183.78 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said non-tangent curve to the left, from which a found 1/2” iron rod bears North 35° 08’ 40” West a distance of 0.46 feet;

THENCE North 61° 59’ 13” East along said common line a distance of 337.06 feet to a chiseled “X” set in concrete for corner, said “X” being the northerly common corner between said Lot 11 and Reserve Parcel “C”, Palisades Central, an addition to the City of Richardson according to the plat recorded in Volume 85054, Page 4060, Deed Records, Dallas County, Texas and Cabinet E, Slide 8-9, Plat Records, Collin County, Texas, and the beginning of a non-tangent curve to the right, from which a found chiseled “X” bears North 13° 48’ 15” West a distance of 0.46 feet;

THENCE in a southeasterly direction along the common line between said Lot 11 and said Reserve Parcel “C” and along said non-tangent curve to the right whose chord bears South 21° 09’ 49” East a distance of 109.76 feet, having a radius of 460.00 feet, a central angle of 13° 42’ 12” and an arc length of 110.02 feet to a chiseled “X” set in concrete for corner at the end of said non-tangent curve to the right and the beginning of a reverse curve to the left, from which a found chiseled “X” bears North 13° 27’ 14” West a distance of 0.55 feet;

THENCE in a southeasterly direction along said common line and said reverse curve to the left whose chord bears South 23° 21’ 19” East a distance of 107.90 feet, having a radius of 343.22 feet, a central angle of 18° 05’ 13” and an arc length of 108.35 feet to a chiseled “X” set in concrete for corner at the end of said reverse curve to the left, from which a found chiseled “X” bears North 23° 45’ 56” West a distance of 0.45 feet;

THENCE South 32° 23’ 55” East along said common line a distance of 30.75 feet to a chiseled “X” set in concrete for corner in the northerly line of said Lot 6A, said “X” being the most easterly corner of said Lot 11, and the beginning of a non-tangent curve to the right, from which a found chiseled “X” bears South 37° 35’ 16” East a distance of 2.10 feet;

THENCE in an easterly direction along the common line between said Lot 6A and said Reserve Parcel “C”, and along said non-tangent curve to the right whose chord bears North 69° 37’ 16” East a distance of 249.90 feet, having a radius of 600.00 feet, a central angle of 24° 02’ 22”, passing at an arc length of 233.65 feet the northerly common corner between said Lot 6A and said Lot 5A, continuing along the common line between said Lot 5A and said Reserve Parcel “C” for a total arc length of 251.74 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner and the end of said non-tangent curve to the right and the beginning of a compound curve to the right,

THENCE in a southeasterly direction along said common line and said compound curve to the right whose chord bears South 55° 51’ 33” East a distance of 297.26 feet, having a radius of 220.00 feet, a central angle of 85° 00’ 00” and an arc length of 326.38 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said compound curve to the right and the beginning of a compound curve to the right;

THENCE in a southerly direction along said common line and said compound curve to the right whose chord bears South 00° 04’ 10” East a distance of 399.99 feet, having a radius of 870.00 feet, a central angle of 26° 34’ 47”, passing at an arc length of 260.07 feet the easterly common corner between said Lots 5A and 4B, continuing along the common line between Lot 4B and said Reserve Parcel “C” a total arc length of 403.60 feet to a chiseled “X” found in concrete for corner at the end of said compound curve to the left;

THENCE South 13° 13’ 14” West along said common line, passing at a distance of 73.76 feet a chiseled “X” found at the common corner between said Reserve Parcel “C” and Lot 3, Block A, Second Replat of Palisades Central, an addition to the City of Richardson according to the plat recorded in Volume 85164, Page 2204, Deed Records, Dallas County, Texas and Cabinet F, Slide 268-269, Plat Records, Collin County, Texas, continuing for a total distance of 75.00 feet to a chiseled “X” set in concrete for corner, said “X” being an east corner of said Lot 4B;

THENCE North 76° 46’ 46” West along the common line between said Lots 4B and 3 a distance of 50.00 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner, from which a found 1/2” iron rod bears North 21° 08’ 10” East a distance of 1.19 feet;

THENCE South 13° 13’ 14” West along said common line a distance of 295.00 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner at the beginning of a tangent curve to the right, from which a found 1/2” iron rod bears South 50° 52’ 45” East a distance of 0.23 feet;

THENCE in a southeasterly direction along said common line and said tangent curve to the right whose chord bears South 18° 29’ 03” West a distance of 192.65 feet, having a radius of 1050.00 feet, a central angle of 10° 31’ 38” and an arc length of 192.92 feet to an iron rod with yellow plastic cap stamped “BGT” found for corner at the end of said tangent curve to the right;

THENCE North 45° 23’ 56” West along said common line a distance of 356.01 feet to an “X” marked on pavement found for corner, said “X” being the most northerly common corner between said Lot 3 and said Lot 8;

THENCE South 44° 36’ 04” West along the common line between said Lots 3 and 8 a distance of 278.57 feet to a chiseled “X” set in concrete for corner;

THENCE South 00° 23’ 56” East along said common line a distance of 128.12 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner, from which a found 1/2” iron rod bears South 29° 30’ 33” West a distance of 0.34 feet;

THENCE South 45° 23’ 56” East along said common line, passing at a distance of 40.45 feet the easterly common corner between said Lots 8 and 9, continuing along the common line between said Lots 3 and 9 a total distance of 114.41 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner, from which a found 3/4” iron rod bears North 88° 25’20” East a distance of 1.32 feet;

THENCE South 44° 36’ 04” West along said common line a distance of 35.83 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE South 45° 23’ 56” East along said common line a distance of 207.95 feet to a 1/2” iron rod found for corner at the beginning of a non-tangent curve to the right, from which a found 3/4” iron rod bears North 81° 30’ 46” East a distance of 1.19 feet;

THENCE in a westerly direction along said common line and said non-tangent curve to the right whose chord bears South 75° 21’ 12” West a distance of 119.88 feet, having a radius of 250.00 feet, a central angle of 27° 44’ 44” and an arc length of 121.06 feet to a 1/2” iron rod found for corner at the end of said non-tangent curve to the right;

THENCE South 89° 13’ 34” West along said common line a distance of 20.44 feet to a 1/2” iron rod found for corner at the beginning of a tangent curve to the right;

THENCE in a westerly direction along said common line and said tangent curve to the right whose chord bears North 76° 05’ 47” West a distance of 187.50 feet, having a radius of 370.00 feet, a central angle of 29° 21’ 18” and an arc length of 189.57 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner at the end of said tangent curve to the right, from which a found 1/2” iron rod bears North 23° 42’ 41” East a distance of 0.76 feet;

THENCE South 28° 34’ 51” West along said common line, passing at a distance of 50.00 feet the most easterly common corner between said Lots 9 and 10, continuing along the common line between said Lots 3 and 10 a total distance of 100.00 feet to a chiseled “X” set in concrete for corner at the beginning of a non-tangent curve to the left, said “X” being a common corner between said Lot 10 and Lot 1, Block A, said Second Replat of Palisades Central;

THENCE in a southwesterly direction along the common line between said Lots 10 and 1 and along said non-tangent curve to the left whose chord bears South 08° 33’ 46” West a distance of 81.12 feet, having a radius of 250.00 feet, a central angle of 18° 40’ 24” and an arc length of 81.48 feet to a PK nail found for corner at the end of said non-tangent curve to the left;

THENCE South 00° 46’ 26” East along said common line a distance of 230.31 feet to a chiseled “X” found for corner in the north line of said Palisades Boulevard, said “X” being the southerly common corner between said Lots 10 and 1;

THENCE South 89° 13’ 34” West along the common line between said Lot 10 and said Palisades Boulevard a distance of 531.00 feet to the POINT OF BEGINNING, containing 1,711,569 square feet or 39.2922 acres, more or less.

Tract 2:

Being a tract of land situated in the John J. Vance Survey, Abstract No. 1513, City of Richardson, Dallas County, Texas, and the John V. Vance Survey, Abstract No. 942, City of Richardson, Collin County, Texas, and being all of Lot 2, Block A, of Second Replat Palisades Central, an addition to the City of Richardson, Dallas and Collin Counties, Texas, according to the plat recorded in Volume 85164, Page 2204, Deed Records, Dallas County, Texas, and Cabinet F, Slides 268-269, Plat Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at a  1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner in the westerly line of U.S. Highway No. 75 (a variable width right-of-way), said rod being the easterly common corner between said Lot 2 and Lot 3, Block A, of said Second Replat Palisades Central, said rod being in a curve to the right;

THENCE in a southwesterly direction along the common line between said Lot 2 and said U.S. Highway No. 75, and along said curve to the right whose chord bears South 18° 26’ 11” West a distance of 339.60 feet, having a radius of 5579.65 feet, a central angle of 03° 29’ 16”, and an arc length of 339.65 feet to a  1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner and the end of said curve to the right;

THENCE South 20° 10’ 49” West along said common line a distance of 60.35 feet to a  1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE South 89° 10’ 49” West along said common line a distance of 9.71 feet to a  1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner, said rod being at the beginning of a non-tangent curve to the right;

THENCE in a southwesterly direction along said common line and along said non-tangent curve to the right whose chord bears South 17° 48’ 55” West a distance of 175.80 feet, having a radius of 5574.65 feet, a central angle of 01° 48’ 25”, and an arc length of 175.81 feet to a  1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner, said rod being the easterly common corner between said Lot 2 and Lot 1, Block A, of said Second Replat Palisades Central;

THENCE South 89° 13’ 34” West along the common line between said Lots 2 and 1 a distance of 335.40 feet to an iron rod with cap stamped “KNA” found for corner in the easterly line of said Lot 3, said rod being the westerly common corner between said Lots 2 and 1, and being in a non-tangent curve to the left;

THENCE in a northeasterly direction along the common line between said Lots 2 and 3, and along said non-tangent curve to the left whose chord bears North 26° 23’ 51” East a distance of 524.32 feet, having a radius of 1150.00 feet, a central angle of 26° 21’ 16”, and an arc length of 528.97 feet to a  1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner and the end of said non-tangent curve to the left;

THENCE North 13° 13’ 14” East along said common line a distance of 152.52 feet to a  1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE North 59° 57’ 23” East along said common line a distance of 13.71 feet to a  1/2” iron rod with yellow plastic cap stamped “RLG INC” set for corner;

THENCE South 73° 18’ 27” East along said common line a distance of 258.10 feet to the POINT OF BEGINNING and containing 163,284 square feet or 3.7485 acres, more or less.

Tract 3: (Easement Estate)

Being a non-exclusive easement for vehicular and pedestrian ingress, egress and regress over, across, through and along private roads described in Reciprocal Easement Agreement executed by and between Carter-Crowley Properties, Inc., a Texas corporation and Home Interiors & Gifts, Inc., a Texas corporation, dated effective as of 10/15/93, filed 11/05/93, recorded in Volume 93217, Page 3015, Deed Records of Dallas County, Texas. (Also recorded in CC#93-0097019, Land Records, Collin County, Texas.) Said private roads are shown as Roads A, B, C, E and F on plats recorded in Volume 85054, Page 4060, Map Records of Dallas County, Texas and Volume E, Pages 8 and 9, Map Records of Collin County, Texas, SAVE AND EXCEPT those portions thereof abandoned by Replat recorded in Volume 2001015, Page 4931, Map Records, Dallas County, Texas, and recorded in Volume M, Page 418, Map Records of Collin County, Texas.

Tract 4: (Easement Estate)

Being a non-exclusive easement for vehicular and pedestrian ingress and egress described in Reciprocal Easement Agreement executed by and between Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, and Crescent Real Estate Funding VIII, L.P., dated December 5, 2000, filed July 27, 2001, recorded in/under Volume 2001146, Page 2107 of the Real Property Records of Dallas County, Texas, and recorded in/under Volume 4969, Page 769 of the Real Property Records of Collin County, Texas.

EXHIBIT B

BUDGET

Sources
Initial Advance	$ 29,525,000
Holdback – TI/LC	11,575,000
Holdback – CapEx/Interest	5,000,000
Total Commitment	$ 46,600,000
Borrower Equity	$ 16,400,000
Total Sources:	$ 62,500,000

Uses
Acquisition Cost	$ 44,500,000
TI/LC Costs	11,575,000
Capital Expenditures	4,500,000
Interest Shortfalls	500,000
GE Fee (2.0%)	925,000
Closing Costs	500,000
Total Uses:	$ 62,500,000

B-1

EXHIBIT C

ALLOCATED LOAN BALANCES

Project	Allocated Loan Balance - Amount Advanced as of the Closing Date
Greenway I	$ 1,400,000
Greenway II	$ 4,125,000
Greenway III	$ 2,500,000
Palisades I	$ 7,900,000
Palisades II	$ 10,600,000
Palisades III (Land)	$ 3,000,000
Total	$ 29,525,000

C-1

EXHIBIT D

LEASING GUIDELINES

Greenway I, II, III

Initial Rate:	Not less than $14.00 psf per year.

Premises:	Not more than 10,000 rentable square feet.

Recoveries:	Pro rata over a base year stop plus a direct recovery of electric. A subsequent year’s expense stop will be allowed for any lease transacted beyond the third quarter of the current year.

Term:	Not less than 3 years, not more than 10 years.

Free Rent:	Not more than one month for every year of Term.

Improvements:	Not more than $25 per rentable square foot.

Commissions:	Not more than 6.75% of base rent.

Palisades I and II

Initial Rate:	Not less than $15.00 psf per year.

Premises:	Not more than 10,000 rentable square feet.

Recoveries:	Pro rata over a base year stop plus a direct recovery of electric. A subsequent year’s expense stop will be allowed for any lease transacted beyond the third quarter of the current year.

Term:	Not less than 3 years, not more than 10 years.

Free Rent:	Not more than one month for every year of Term.

Improvements:	Not more than $25 per rentable square foot.

Commissions:	Not more than 6.75% of base rent.

D-1

SCHEDULE 2.1

ADVANCE CONDITIONS

Part A	—	Conditions To Initial Advance
Part B	—	General Conditions
Part C	—	Improvements Advances
Part D	—	Leasing Commission Advances

PART A. CONDITIONS TO INITIAL ADVANCE

The initial advance of the Loan shall be subject to the terms of any commitment letter (if any) issued by Lender with respect to the Loan, and Lender’s receipt, review, approval and/or confirmation of the following, at Borrower’s cost and expense, each in form and content satisfactory to Lender in its sole discretion:

1.        The acquisition cost of the Projects is at least $44,500,000 (including Lender approved closing costs and related fees).

2.        Borrower’s cash equity in the Projects is at least $16,400,000.

3.        The Loan Documents, executed by Borrower and, as applicable, each Borrower Party and each other party thereto.

4.        The loan origination fee of $925,000 in cash.

5.        An ALTA (or equivalent) mortgagee policy of title insurance in the maximum amount of the Loan (or multiple mortgagee policies of title insurance with an aggregation endorsement providing comparable coverage), with reinsurance and endorsements as Lender may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Lender, and insuring that the Mortgage is a first-priority Lien on the Projects and related collateral.

6.        All documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Borrower and each Borrower Party and the authorization for the execution, delivery, and performance of the Loan Documents by Borrower and each Borrower Party.

7.        Legal opinions issued by counsel for Borrower and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrower and each Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to, Borrower and each Borrower Party; that the Loan, as reflected in the Loan Documents, is not usurious; to the extent that Lender is not otherwise satisfied, that the Project and its use is in full compliance with all legal requirements; that the Loan Documents do not create or constitute a partnership, a joint venture or a trust or fiduciary relationship between Borrower and Lender; and as to such other matters as Lender and Lender’s counsel reasonably may specify.

Schedule 2.1-1

8.          Current UCC searches for Borrower, Borrower’s partners and members, and the immediately preceding owners of the Projects.

9.          Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Lender.

10.        A current ALTA/ACSM land title survey of each Project, dated or updated to a date not earlier than thirty (30) days prior to the date hereof, certified to Lender and the issuer of Lender’s title insurance, prepared by a licensed surveyor acceptable to Lender and such title insurer, and conforming to Lender’s current standard survey requirements.

11.        A current engineering report or architect’s certificate with respect to each Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards. As requested by Lender, such report shall also include an assessment of the Project’s tolerance for earthquake and seismic activity.

12.        A current Site Assessment for each Project.

13.        A current rent roll of each Project, which Borrower or the current owner of such Project shall represent and warrant is true and correct. Such rent roll shall include the following information: (a) tenant names; (b) unit/suite numbers; (c) area of each demised premises and total area of the Project (stated in net rentable square feet); (d) rental rate (including escalations) (stated in gross amount and in amount per net rentable square foot per year); (e) lease term (commencement, expiration and renewal options); (f) expense pass-throughs; (g) cancellation/termination provisions; (h) security deposit; and (i) material operating covenants and co-tenancy clauses. In addition, Borrower shall provide Lender with a copy of the standard lease form to be used by Borrower in leasing space in the Projects, and, at Lender’s request, true and correct copies of all leases of the space in the Projects.

14.        A copy of the management agreement for the Projects, certified by Borrower as being true, correct and complete.

15.        Borrower’s deposit with Lender of the amount required by Lender to impound for taxes and assessments and insurance under Article 3 and to fund any other required escrows or reserves.

16.        Evidence that each Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any governmental authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. At Lender’s request, Borrower shall furnish Lender with a zoning endorsement to Lender’s title insurance policy, zoning letters from applicable municipal agencies, and utility letters from applicable service providers.

Schedule 2.1-2

17.        No change shall have occurred in the financial condition of Borrower or any Borrower Party or in the Underwritten NOI of the Projects, or in the financial condition of any major or anchor tenant, which would have, in Lender’s sole judgment, a material adverse effect on any Project or on Borrower’s or any Borrower Party’s ability to repay the Loan or otherwise perform its obligations under the Loan Documents.

18.        No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Lender’s judgment, a material adverse effect on Borrower, any Borrower Party or any Project.

19.        All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loan or the acquisition of the Projects have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Lender.

20.        The Budget showing all sources of funds and total costs relating to closing of the proposed transaction, all uses of the initial advance, and amounts allocated for future advances (if any).

21.        Payment of Lender’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Lender’s inspecting engineers, consultants, and outside counsel.

22.        Estoppel certificates and subordination, non-disturbance and attornment agreements from tenants, as requested by Lender.

23.        Such credit checks, background investigations and other information required by Lender regarding Borrower, each Borrower Party and any other Person holding a direct or indirect interest in Borrower, including such additional information as Lender may request regarding compliance by Borrower, and by direct and indirect interest holders in Borrower, with the provisions of Article 9.

24.        Such other documents or items as Lender or its counsel may require.

25.        The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct.

26.        No Potential Default or Event of Default shall have occurred or exist.

PART B. GENERAL CONDITIONS

Each advance of the Loan following the initial advance shall be subject to Lender’s receipt, review, approval and/or confirmation of the following, each in form and content

Schedule 2.1-3

satisfactory to Lender, with Lender applying the same business judgment to any approval or confirmation that Lender applies in other similar commercial loan transactions.

1.        There shall exist no Potential Default or Event of Default (currently and after giving effect to the requested advance).

2.        The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct in all material respects as of the date of the requested advance.

3.        Such advance shall be secured by the Loan Documents, subject only to those exceptions to title approved by Lender at the time of Loan closing, as evidenced by title insurance endorsements satisfactory to Lender.

4.        Borrower shall have paid Lender’s costs and expenses in connection with such advance (including title charges, and costs and expenses of Lender’s inspecting engineer and attorneys).

5.        Borrower shall have delivered to Lender all information requested by Lender pursuant to Article 9 and all Interest Holder certifications then required under Section 8.1.

6.        For any advance for a specific Project, such Project shall not be subject to any pending or threatened condemnation proceeding and shall not have suffered any damage by fire or other casualty (a) which, in the case of fire or other casualty, has not been repaired or is not being restored in accordance with this Agreement, and (b) which would have, in Lender’s judgment, a material adverse effect on such Project or Borrower’s or any Borrower Party’s ability to perform its obligations under the Loan Documents.

7.        Lender shall have no obligation to make any additional advance for less than $10,000, except for the final additional advance, or to make advances more often than once in any one month period, or to make any advance, after the date that is 60 days prior to the initial Maturity Date, except as may be required under leases approved by Lender.

8.        At the option of Lender (a) each advance request shall be submitted to Lender at least ten (10) Business Days prior to the date of the requested advance, and (b) all requests for advances shall be made at the address of Lender set forth in Section 12.1 or at such other place as Lender may designate unless Lender exercises its option to make an advance directly to the Person to whom payment is due.

9.        Borrower shall immediately deposit all proceeds of the Loan advanced by Lender in a separate and exclusive account to be used solely for the purposes specified in this Agreement and in Borrower’s advance request and, upon Lender’s request, shall promptly furnish Lender with evidence thereof.

10.        Each request for and acceptance of a Loan advance shall be deemed to constitute, as of the date of such request or acceptance, a representation and warranty by Borrower that the statements contained in paragraphs 1 and 2 above are true and correct.

Schedule 2.1-4

11.        After Lender shall have made advances out of the Leasing Costs Holdback during any Loan Year for new leases (leases entered into after the date of this Agreement and including lease renewals or extensions that are not the result of the exercise of an existing lease extension option) covering ten percent (10%) or more of the total rentable square feet of space in the Projects as of the first day of that Loan Year, Lender shall not be obligated to make any further advance out of the Leasing Costs Holdback, except for lease renewals or extensions that result from the exercise of an existing lease extension option, unless Lender shall have determined that, after giving effect to such advance and any resulting Operating Revenues, the Cash on Cash Return of the Projects will be at least the Cash on Cash Return in effect at the time of such advance and at least (a) five percent (5.0%) for any advance made during the first Loan Year, (b) six percent (6.0%) for any advance made during the second Loan Year, (c) six and one-half percent (6.5%) for any advance made during the third Loan Year, (d) seven and one-half percent (7.5%) for any advance made during the fourth Loan Year, and (e) eight percent (8.0%) during any period after any extension of the Maturity Date as provided herein; however, if based on the outstanding principal balance of the Loan as of the date of any calculation, Borrower has failed to satisfy the Cash on Cash Return condition for advances out of the Leasing Costs Holdback, Borrower may satisfy such condition by making a payment in reduction of the outstanding principal balance of the Loan, together with payment of the Exit Fee and any Make Whole Breakage Amount for such payment, to an amount that would result in such condition being satisfied.

PART C. IMPROVEMENTS ADVANCES

Additional advances shall be made from the Capital Improvements Holdback to pay Capital Improvements Costs and from the Leasing Costs Holdback to pay Leasing Costs (other than leasing commissions) on the following terms and conditions:

1.        Each request for such an advance shall specify the amount requested, shall be on forms satisfactory to Lender, and shall be accompanied by appropriate invoices, bills paid affidavits, lien waivers, title updates, endorsements to the title insurance, and other documents as may be required by Lender. Such advances may be made, at Lender’s election, either: (a) in reimbursement for expenses paid by Borrower, or (b) for payment of expenses incurred and invoiced but not yet paid by Borrower, or (c) with respect to tenant improvements, by funding allowances for tenant improvements undertaken to be constructed by tenants and completed in accordance with leases. Lender, at its option and without further direction from Borrower, may disburse any improvements advance to the Person to whom payment is due or through an escrow satisfactory to Lender. Borrower hereby irrevocably directs and authorizes Lender to so advance the proceeds of the Loan. All sums so advanced shall constitute advances of the Loan and shall be secured by the Loan Documents. Any improvements advance for such purpose shall be part of the Loan and shall be secured by the Loan Documents. Lender may, at Borrower’s expense, conduct an audit, inspection, or review of the Projects to confirm the amount of the requested improvements advance.

2.        Borrower shall have submitted and Lender shall have approved (a) the improvements to be constructed, (b) the plans and specifications for such improvements, which plans and specifications may not be changed without Lender’s prior written consent, and (c) if

Schedule 2.1-5

requested by Lender, each contract or subcontract for an amount in excess of $10,000 for the performance of labor or the furnishing of materials for such improvements.

3.        Borrower shall have submitted and Lender shall have approved the time schedule for completing the capital improvements or the tenant improvements. After Lender’s approval of a detailed budget, such budget may not be changed without Lender’s prior written consent. If the estimated cost of such improvements exceeds the unadvanced portion of the amount allocated for such improvements in the approved budget, then Borrower shall provide such security as Lender may require to assure the lien-free completion of improvements before the scheduled completion date.

4.        All improvements constructed by Borrower prior to the date an improvements advance is requested shall be completed to the satisfaction of Lender and Lender’s engineer and in accordance with the plans and budget for such improvements, as approved by Lender, and all legal requirements.

5.        Borrower shall not use any portion of any improvements advance for payment of any other cost except as specifically set forth in a request for advance approved by Lender in writing.

6.        Each improvements advance, except for a final improvements advance, shall be in the amount of actual costs incurred less ten percent (10%) of such costs as retainage to be advanced as part of a final improvements advance.

7.        Except as may be required under leases approved by Lender, Lender shall not under any circumstances be obligated to make any improvements advance during the sixty (60)-day period immediately prior to the Maturity Date.

8.        No funds will be advanced for materials stored at any Project unless Borrower furnishes Lender satisfactory evidence that such materials are properly stored and secured at the Project.

9.        Borrower shall have submitted to Lender evidence (including canceled checks, invoices and receipts) satisfactory to Lender that the proceeds of all prior advances have been used for the purposes for which such advances were requested.

10.        Advances for tenant improvements shall be made on the following additional conditions:

(a)        Borrower shall have submitted and Lender shall have approved (or be deemed to have approved) (1) the lease(s) for which the tenant improvements are to be constructed, and (2) a schedule of the tenant improvements setting forth (A) each item of tenant improvements which Borrower or the applicable tenant intends to undertake; (B) the estimated cost of each such item, and (C) the time schedule for completing the tenant improvements.

(b)        All tenant improvements constructed by Borrower prior to the date a tenant improvements advance is requested shall be completed to the satisfaction of Lender in accordance with the plans therefor approved by the tenant under the applicable lease.

Schedule 2.1-6

(c)        After Lender shall have advanced $7,000,000 in costs of tenant improvements and leasing commissions, the amount of any advance for tenant improvements under this Agreement shall be limited to seventy percent (70%) of the actual cost incurred for such tenant improvements, and Borrower shall have paid the balance of, and not less than thirty percent (30%) of, the amount of such actual cost.

(d)        As a condition to the funding of the final tenant improvements advance for any space in the Project:

    (1)        the tenant under the lease is in occupancy, has accepted the leased premises and is paying rent under the lease (except for applicable free rent), without offset, credit or defense, as evidenced by a tenant estoppel certificate, or commencement date letter, executed by such tenant in form satisfactory to Lender;

    (2)        except for future commissions for renewals and expansions, the brokers to whom lease commissions are payable have acknowledged payment in full of all such commissions due with respect to the lease in question and have released Lender, Borrower, the applicable Project and the lease from all such commissions due with respect to such lease; and

    (3)        Borrower shall have furnished Lender with (A) a true and correct copy of the final and unconditional certificate of occupancy for the space under said lease, issued without restriction by the appropriate governmental authority having jurisdiction over the Project; and (B) final original lien waivers executed by each contractor, subcontractor and materialmen supplying labor or materials for the tenant improvements.

PART D. LEASING COMMISSION ADVANCES

Additional advances shall be made to pay leasing commissions out of the Leasing Cost Holdback in accordance with written leasing commission agreements approved in writing by Lender; however, Lender shall not be obligated to make any leasing commission advance for any portion of any leasing commission until the executed lease, as approved by Lender, is delivered to Lender. After Lender shall have advanced $7,000,000 in costs of tenant improvements and leasing commissions, Lender shall make a leasing commission advance of not more than thirty-five percent (35%) of the leasing commission provided that Borrower shall have paid at least fifteen percent (15%) of such leasing commission from funds other than advances on the Loan. An additional thirty-five percent (35%) of any leasing commission shall be advanced only when (a) the tenant under the lease is in occupancy, has accepted the leased premises and is paying rent under the lease, without offset, credit or defense, as evidenced by a tenant estoppel certificate executed by such tenant, addressed to Lender, in form satisfactory to Lender, (b) Borrower shall have paid the balance of such lease commission from funds other than advances on the Loan, and (c) the brokers to whom such commissions are payable have acknowledged payment in full of all commissions due with respect to the lease and have released Lender, Borrower, the applicable Project(s) and the lease from all commissions due with respect to such lease.

Schedule 2.1-7

SCHEDULE 2.3(d)

MAKE WHOLE BREAKAGE AMOUNT

A.	MAKE WHOLE BREAKAGE AMOUNT DEFINITIONS

The “Make Whole Breakage Amount” means the sum of (1) the sum of the present value on the date of prepayment of each MW Monthly Interest Shortfall (Initial Advance) discounted at the monthly compounded Replacement Swap Rate, plus (2) the sum of the present value on the date of prepayment of each MW Monthly Interest Shortfall (Fixed) for the remaining term of the Loan (including any extension thereof) discounted at the Replacement Swap Rate.

The “MW Monthly Interest Shortfall (Initial Advance)” will be calculated for each monthly payment date and means the product of (1) that portion of the prepaid principal balance of the Loan attributable to the initial advance of the Loan divided by 12, and (2) the positive result, if any, from the applicable Swap Rate used as the index to compute the Initial Contract Rate (plus a break contract fee of 20 basis points) minus the Replacement Swap Rate (the parties acknowledge and agree that the Swap Rate used as the index to compute the Initial Contract Rate on the Loan is 1.0895%).

The “MW Monthly Interest Shortfall (Fixed)” will be calculated for each monthly payment date and means the product of (1) that portion of the prepaid principal balance of the Loan subject to the Fixed Rate divided by 12, and (2) the positive result, if any, from (a) the Swap Rate used as the index to compute the Fixed Rate (plus a break contract fee of 20 basis points), minus (b) the Replacement Swap Rate based on the index used for the initial determination of the applicable Fixed Rate.

B.	GENERAL DEFINITIONS AND PROVISIONS

The “Weighted Average Life of the Loan” will be determined as of the prepayment date by (1) multiplying the amount of each monthly principal payment that would have been paid had the prepayment not occurred by the number of months from the prepayment date to each payment date, (2) adding the results, and (3) dividing the sum by the balance remaining on the Loan on the prepayment date multiplied by 12. If no monthly principal payments are required, the Weighted Average Life of the Loan shall be the remaining term of the Loan as of the prepayment date.

The “Replacement Swap Rate” will be the yield calculated by linear interpolation (rounded to one thousandth of one percent (i.e., .001%)) of the yields, as reported by Bloomberg LP as the US Dollar Composite Swap Rate with terms (one longer and one shorter) most nearly approximating the remaining Weighted Average Life of the Loan (as hereinafter defined) as of the prepayment date. If Bloomberg LP ceases to publish such quotes, Lender shall select a comparable publication to determine the Replacement Swap Rate.

Schedule 2.3(d)-1

Borrower and lender acknowledge that a separate calculation for the Make Whole Breakage Amount shall be made with respect to the outstanding principal balance of the Loan attributable to each of the initial advance of the Loan and any portion of the Loan subject to the Fixed Rate and based on each determination of each such Contract Rate.

Schedule 2.3(d)-2

SCHEDULE 2.4

CAPITAL IMPROVEMENTS RESERVE

Capital Improvements Reserve.  On January 15, 2013, and by the fifteenth (15th) day of each January thereafter, Borrower shall deposit into a reserve with Lender (the “Capital Improvements Reserve”) an amount equal to the positive difference between (1) the amount for each Project (excluding the Palisades III Land) set forth in Table 1 below, which amount is the product obtained by multiplying $0.10 by the existing number of rentable square feet in the Project and (2) the sum of all expenditures by Borrower for capital improvements and replacements to the Projects during the preceding calendar year which were approved in advance by Lender and not paid with disbursements from the Capital Improvements Reserve (provided that for the calendar year in which the Closing Date occurs, such amount shall be pro-rated to reflect the portion of the calendar year during which the Loan is outstanding). The Capital Improvements Reserve will be held by Lender without interest and may be commingled with Lender’s own funds. The Capital Improvement Reserve shall be advanced by Lender to Borrower for capital improvements and capital repairs to the Projects, as approved by Lender; however, funds in the Capital Improvements Reserve shall not be available for financing any of the improvements for which capital improvements advances are contemplated by the Budget. Borrower grants to Lender a security interest in the Capital Improvements Reserve. While an Event of Default or a Potential Default exists, Lender shall not be obligated to advance to Borrower any portion of the Capital Improvements Reserve, and while an Event of Default exists, Lender shall be entitled, without notice to Borrower, to apply any funds in the Capital Improvements Reserve to satisfy Borrower’s obligations under the Loan Documents. Borrower and Lender shall meet annually on a date selected by Lender to establish monthly, quarterly, and annual budgets for capital expenditures for the Projects for the succeeding calendar year (the “Capital Expenditures Budget”). The Capital Expenditures Budget shall be based on the previous year’s experience and an assessment of anticipated future needs, and shall be subject to Lender’s approval. The Capital Improvements Reserve shall be advanced in accordance with the conditions for improvements advances under Schedule 2.1.

Table 1

PROJECT	PER SQUARE FOOT RESERVE AMOUNT	NUMBER OF SQUARE FEET	RESERVE AMOUNT
Greenway I	$ 0.10	51,920	$ 5,192
Greenway III	$ 0.10	94,784	$ 9,478
Greenway II	$ 0.10	154,329	$ 15,433
Palisades I	$ 0.10	180,503	$ 18,050
Palisades II	$ 0.10	242,382	$ 24,238
TOTAL	$ 0.10	723,918	$ 72,391

Schedule 2.4-1

SCHEDULE 4.1

ORGANIZATIONAL MATTERS

A.	BORROWER’S ORGANIZATIONAL STRUCTURE.

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B.	ORGANIZATIONAL INFORMATION: (Borrower and each Borrower Party).

	Legal Name*	State of Incorporation or Organization	Type of Entity	State Organizational ID No.**	Federal Tax ID No.
1.	JP-KSB Richardson Holdings, LLC	Delaware	limited liability company	5048642	45-3713936
2.	JP-Richardson, LLC	Delaware	limited liability company	5048656	45-3627382
3.	KBS SOR Richardson Portfolio JV, LLC	Delaware	limited liability company	NA	30-0702627
4.	KBS SOR Acquisition VIII, LLC	Delaware	limited liability company	NA	61-1662598
5.	KBS SOR Properties, LLC	Delaware	limited liability company	NA	27-3098892
6.	KBS Strategic Opportunity Limited Partnership	Delaware	limited partnership	NA	26-3850393
7.	KBS Strategic Opportunity REIT, Inc.	Maryland	corporation	NA	26-3842535

*	As it appears in official filings in the state of its incorporation or organization.
**	If none issued by applicable state of organization/incorporation, insert “none issued.”

C.	LOCATION INFORMATION.

1.	Borrower:

(a)	Chief Executive Office:	c/o JP Realty Partners, Ltd. 14801 Quorum Drive, Suite 200 Dallas, Texas 75254 Telephone No.: 972.458.7600

(b)	Location of Collateral:	At the Projects

Schedule 4.1-1

2.	Borrower Parties (Chief Executive Office):

14801 Quorum Drive, Suite 200 Dallas, Texas 75254

Schedule 4.1-2

BORROWER’S ORGANIZATIONAL CHART

Schedule 4.1-3